Exhibit 2.1

Dated	8 June 2016

OLR (UK) LIMITED

and

PFSWEB INC

and

KENNETH WILLIAM WEHR

and

OLR GROUP PTY LTD

_____________________________________________

SHARE PURCHASE AGREEMENT

_____________________________________________

THIS AGREEMENT is dated	8 June 2016

Parties

(1)

OLR (UK) LIMITED incorporated and registered in England and Wales with company number 6607378 whose registered office is at Eastlands One, London Road, Basingstoke, Hampshire, England, RG21 4FB (“Seller”);

(2)	PFSWEB INC incorporated in Delaware whose principal executive offices are at 505 Millennium Drive, Allen, Texas, USA (“Buyer”);
(3)	KENNETH WILLIAM WEHR of 3 Tenth Avenue, St. Peters, South Australia, 5069 (“Covenantor”); and
(4)	OLR GROUP PTY LTD incorporated and registered in Australia with company number 132 678187 whose registered office is at 204 Melbourne Street, North Adelaide SA 5006, Australia (“Guarantor”),

(together the “parties” and each a “party”).

Background

(A)	The Company is a private company limited by shares incorporated in England and Wales.
(B)	The Company has an issued share capital of £1,000 divided into the Sale Shares, each of which is fully paid up.
(C)	Further particulars of the Company at the date of this agreement are set out in Schedule 1.
(D)	The Seller is the legal and beneficial owner of the legal and beneficial title to the Sale Shares.
(E)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.
(F)

The Guarantor is the holding company of the Seller. The Guarantor has become a party to this agreement for the purpose of entering into the guarantee and indemnity set out in clause 15 and the undertakings set out in clause 16.

(G)	The Covenantor is the ultimate beneficial owner of the Seller and has become a party to this agreement for the purposes of the undertakings set out in clause 13 and clause 16.

Agreed terms

1.	Interpretation
1.1	The definitions and rules of interpretation in this clause apply in this agreement.

“2016 Earn-out” means as defined in clause 6.1.

“Accounting Firm” means as defined in clause 3.7.

“Accounting Principles” means the accounting methods, practices, principles, policies and procedures (including classifications, judgments and valuation and estimation methodologies), as used and/or applied in the preparation of the Accounts and the Management Accounts.

“Accounts” means the audited abbreviated financial statements of the Company as at the Accounts Date, including the abbreviated balance sheet together with the notes thereon (copies of which are included in the Disclosure Bundle).

“Accounts Date” means 30 June 2015.

“Adjusted EBITDA” means EBITDA for Calendar Year 2016, determined according to the Accounting Principles, applied consistently with those employed in the preparation of the Management Accounts, and applying the Specific Charges and

Accruals (defined in Schedule 6), but excluding all costs related to, without duplication, the Transitional Services Agreement, such costs to be incurred in accordance with the terms of the Transitional Services Agreement.

“Adjusted EBITDA Excess” means the amount by which the Adjusted EBITDA exceeds £1,200,000, up to a maximum of £300,000.

“Applicable Law” means any applicable statute, law (including common law), code, ordinance, rule, regulation, decree or other requirement or rule of law, domestic or foreign, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Balance” means as defined in clause 6.9(b).

“Bank” means the Bank of London and the Middle East plc.

“BLME Finance Documents” means (i) the accession deed signed by the Company on 22 January 2014 in connection with the master murabaha facility agreement entered into between the Seller and the Bank on 21 January 2014; (ii) the debenture granted by the Seller to the Bank on 21 January 2014; (iii) the accession deed signed by the Company on 22 January 2014 in connection with the foregoing debenture; (iv) the subordination deed dated 21 January 2014 entered into, amongst other parties, between the Seller and the Bank; and (v) the accession deed signed by the Company on 22 January 2014 in connection with the foregoing subordination deed.

“Business” means the business carried on by the Company, namely implementation of web-based e-commerce solutions, including (but not limited to) systems integration, managed services, hosting and services related or ancillary thereto.

“Business Day” means a day other than a Saturday, Sunday or public holiday in England when banks in London (or New York City for the purposes of clause 6.10) are open for business.

“Buyer Completion Date Balance Sheet” means as defined in clause 3.6.

“Buyer Earn-out Statement” means as defined in clause 6.4.

“Buyer Stock” means the common stock, $0.001 par value, of the Buyer, as the same may be changed into or exchanged for a different number or kind of shares or other securities of the Buyer, or of another corporation, whether by reason of reorganisation, merger, consolidation, recapitalisation, reclassification, stock split-up, sub-division, stock dividend, combination of shares or otherwise.

“Buyer’s Solicitors” means Sheridans of 76 Wardour Street, London W1F 0UR.

“Buyer Warranties” means the warranties given pursuant to clause 7 and set out in Schedule 10.

“CAA 2001” means the Capital Allowances Act 2001.

“Calendar Year 2016” means the twelve-month period ending 31 December 2016.

“Claim” means a claim for breach of any of the Warranties.

“Closed” a Considered Contract is deemed “Closed” (and “Closing” shall be construed accordingly) upon the execution and delivery by a Considered Contract Party after the Completion Date of (i) a new Engagement Work Authorisation under a Services Contract Agreement in effect prior to the Completion Date, or (ii) a new Services Contract Agreement and Engagement Work Authorisation thereunder, in each case, corresponding to not less than the minimum revenue identified for each Considered Contract as set forth in the Disclosure Letter.

“Company” means Conexus Limited, a company incorporated and registered in England and Wales with company number 3616118 whose registered office is at Eastlands One, London Road, Basingstoke, Hampshire RG21 4FB, further details of which are set out in Schedule 1.

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this agreement.

“Completion Cash Payment” means as defined in clause 3.1.

“Completion Date” means the date of this agreement.

“Completion Date Balance Sheet” means as finally agreed or determined in accordance with the provisions of clauses 3.5 to 3.13 inclusive, a balance sheet of the Company as of 31 May 2016 prepared in accordance with the Accounting Principles.

“Completion Date Net Asset Value” means the excess, if any, of the assets of the Company over its liabilities as of 31 May 2016, determined in accordance with the Accounting Principles as of such date.

“Completion Notice of Disagreement” means as defined in clause 3.7.

“Connected” means has, in relation to a person, the meaning given in section 1122 of the CTA 2010.

“Consideration” the aggregate consideration to be paid by the Buyer for the purchase of the Sale Shares under the terms of this agreement.

“Considered Contracts” means those certain prospective projects of the Company as described and specified as such in the Disclosure Letter and identified therein as the Considered Contracts.

“Considered Contract Party” means the existing or prospective customer of the Company that is the counterparty to a Considered Contract.

“Control” means shall be as defined in section 1124 of the CTA 2010, and the expression “change of Control” shall be construed accordingly.

“Counsel” means a barrister of not less than 10 years standing, having experience in claims similar to a relevant Outstanding Claim, as agreed by the Seller and the Buyer, or failing such agreement, as appointed by the President for the time being of the Law Society in England and Wales on the application of either party.

“CTA 2009” means the Corporation Tax Act 2009.

“CTA 2010” means the Corporation Tax Act 2010.

“Deferred Consideration” means the sum of up to £300,000, to be paid in accordance with the provisions of clause 4.

“Director” means each person who is a director or shadow director of the Company as set out in Schedule 1.

“Disclosed” means fairly disclosed (with sufficient details to enable a reasonable purchaser to make an informed assessment of the nature and scope of the matter disclosed) in or under the Disclosure Letter.

“Disclosure Bundle” means the bundle of documents, in agreed form, annexed to the Disclosure Letter and contained on the DVD titled “Project Cobalt Disclosure Bundle” and marked by the parties or their counsel for identification.

“Disclosure Letter” means the letter from the Seller to the Buyer, in agreed form, with the same date as this agreement that is described as the Disclosure Letter, including the Disclosure Bundle.

“Disputed Completion Date Balance Sheet Line Items” means as defined in clause 3.7.

“Disputed Contract” shall have the meaning given in the Disclosure Letter.

“DPA 1998” means the Data Protection Act 1998.

“Due Amount” means the amount (if any) due for payment by a party to the Buyer in respect of a Resolved Claim.

“Earn-out Disputed Line Items” means as defined in clause 6.5.

“Earn-out Notice of Disagreement” means as defined in clause 6.5.

“Earn-out Payment” means as defined in clause 6.1.

“Earn-out Payment Date” means the date on which the Earn-Out Payment (if any) becomes due and payable by the Buyer to the Seller under this agreement.

“Earn-out Period” means the period commencing on the day after the Completion Date and expiring on the last day of Calendar Year 2016.

“Earn-out Statement” means a written statement setting forth the calculation and determination of the Adjusted EBITDA for Calendar Year 2016, as finally agreed or determined in accordance with the provisions hereof.

“EBITDA” means, for Calendar Year 2016, the Company’s net income (loss) for the applicable period before deduction or addition, as the case may be, of: (i) interest expense, net of interest income; (ii) provision for Tax; and (iii) depreciation and amortization, in each case, for such period, determined in accordance with the Accounting Principles.

“Employee” has the meaning set out in paragraph 26.1 of Part 1 of Schedule 3.

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

“Engagement Work Authorisation” means a statement of works agreed between the Company and a Considered Contract Party which is subject to a Services Contract Agreement.

“Estimated Liability” means in relation to an Outstanding Claim, a genuine and bona fide estimate of the amount of the party’s liability to the Buyer if the Outstanding Claim were to be resolved in the Buyer’s favour, as agreed or determined in accordance with clause 14.2.

“Final Completion Cash Payment” means as defined in clause 3.10.

“FSMA” means the Financial Services and Markets Act 2000.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group” means in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

“Guaranteed Obligations” means all present and future obligations and liabilities of the Seller under this agreement and all agreements and obligations entered into pursuant to or in connection with it, including all money and liabilities of any nature from time to time due, owing or incurred by the Seller under this agreement (or any agreement entered into pursuant to or in connection with it).

“HMRC” has the meaning given in paragraph 1.1 of Schedule 4.

“holding company” has the meaning given in clause 1.11.

“IHTA 1984” means the Inheritance Tax Act 1984.

“Indemnity Claim” means a claim for breach of any of the indemnities in clause 11.

“Intellectual Property Rights” means has the meaning given in paragraph 23.1 of Part 1 of Schedule 3.

“ITA 2007” means the Income Tax Act 2007.

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003.

“Liability for Taxation” has the meaning given in paragraph 1.1 of Schedule 4.

“Management Accounts” means the unaudited balance sheet of the Company as at 30 April 2016 and the unaudited profit and loss account of the Company for the ten month period ended 30 April 2016 (a copy of which is included in the Disclosure Bundle).

“parent undertaking” means a parent undertaking as defined in section 1162 of the Companies Act 2006.

“Net Asset Value Target” means £1,049,000.

“OLR Share Purchase Agreement” means the share purchase agreement relating to the Company dated 22 January 2014 entered into by the Seller, Paul Sessions and others.

“OLR SPA Tax Claim” means as defined in clause 12.1.

“OLR SPA Tax Claim Dispute” means any dispute, appeal, negotiations or other proceedings in connection with an OLR SPA Tax Claim.

“Outstanding Claim” a Relevant Claim that has been notified by the Buyer to the relevant party in accordance with this agreement, but which is not a Resolved Claim as at the Earn-out Payment Date

“Pension Scheme” means the Royal London Group Personal Pension Scheme.

“PL Side Letter” means a side letter, in agreed form, to be entered into between the Company and Paul Lynch in respect of certain payments to be made by the Company to Paul Lynch following Completion.

“Previously-owned Land and Buildings” has the meaning given in paragraph 28.1 of Part 1 of Schedule 3.

“Property” has the meaning given in paragraph 28.1 of Part 1 of Schedule 3.

“Relevant Indemnity Claim” means a claim for breach of any of the indemnities in clause 11 other than the indemnities at clauses 11.1(a), 11.1(c) and 11.1(g).

“Relevant Claim” a Claim, Indemnity Claim, a claim pursuant to the Tax Covenant or any other claim pursuant to this agreement.

“Resolved Claim” means a Relevant Claim that has been:

(a)	agreed in writing between the Buyer and the relevant party as to both liability and quantum;
(b)

finally determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal; or

(c)	unconditionally withdrawn by the Buyer in writing.

“Sale Shares” 1,000 ordinary shares of £1.00 each in the capital of the Company, all of which have been issued and are fully paid, and which comprise the whole of the issued share capital of the Company.

“Seller Earn-out Statement” means as defined in clause 6.5.

“Seller’s Solicitors” means 3volution Limited of 10 South Parade, Leeds LS1 5QS.

“Services Contract Agreement” means a contract for services between the Company and a Considered Contract Party substantially in the form disclosed at document 5.16.2 in the Disclosure Bundle (as may be amended following renegotiation with a Considered Contract Party) or in a form otherwise provided by a Considered Contract Party.

“subsidiary” has the meaning given in clause 1.11.

“subsidiary undertaking” means a subsidiary undertaking as defined in section 1162 of the Companies Act 2006.

“Substantiated Claim” means a Claim that has been:

(a)	agreed in writing by the parties to the Claim, both as to liability and quantum; or
(b)	finally adjudicated by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

“Tax or Taxation” has the meaning given in paragraph 1.1 of Schedule 4.

“Tax Covenant” means the tax covenant set out in Schedule 4.

“Tax Warranties” means the Warranties set out in Part 2 of Schedule 3.

“Taxation Authority” has the meaning given in paragraph 1.1 of Schedule 4.

“Taxation Statute” has the meaning given in paragraph 1.1 of Schedule 4.

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992.

“TIOPA 2010” means the Taxation (International and Other Provisions) Act 2010.

“TMA 1970” means the Taxes Management Act 1970.

“Transaction” means the transaction contemplated by this agreement or any part of that transaction.

“Transitional Services Agreement” means the transitional services agreement, in agreed form, with the same date as this agreement, to be entered into between the Seller and the Company.

“VATA 1994” means the Value Added Tax Act 1994.

“Velocity Licence” means the licence to be entered on or about the date hereof, in the agreed form, between the Company and the Seller in respect of the “Velocity” trademark.

“Warranties” means the warranties given pursuant to clause 8 and set out in Schedule 3.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.
1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.
1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.
1.5

A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.
1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.
1.9	A reference to a party shall include that party’s personal representatives, successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006.
1.12	A reference to writing or written includes fax and e-mail.
1.13

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.
1.15	References to a document in agreed form are to that document in the form agreed by the parties.
1.16

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.17	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.
1.18	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.
2.	Sale and purchase
2.1

On the terms of this agreement, the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

2.2

The Seller waives, and shall before Completion procure the irrevocable waiver of all, rights of pre-emption or other restrictions on transfer in respect of the Sale Shares (or any of them) conferred on it, or any other person who is not a party to this agreement, under the articles of association of the Company or otherwise.

2.3

Each of the Seller, Covenantor and the Guarantor hereby confirms that none of them nor any person Connected with any of them has any claim outstanding against the Company or against any of its directors, officers or employees and no agreement or arrangement is outstanding under which the Company has or could have any obligation of any kind.

2.4

If any such claim or obligation as referred to in clause 2.3 exists, each of the Seller, the Covenantor and the Guarantor (as applicable) irrevocably and unconditionally waives and releases such a claim or obligation and shall procure that any person Connected with any of them shall irrevocably and unconditionally waive and release such a claim or obligation.

2.5	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.
3.	Consideration
3.1	The Consideration shall consist of the following:
(a)	the sum of Five Million Eight Hundred and Fifty Five Thousand British Pounds (£5,855,000) (the “Completion Cash Payment”), as such amount is adjusted pursuant to the terms herein;
(b)	subject to the provisions of clause 4, the Deferred Consideration; and
(c)	subject to the provisions of clause 6 and clause 14, the Earn-out Payment.

3.2	All amounts referred to in this agreement are payable in British Pounds Sterling.

Payment of Completion Cash Payment

3.3	Upon and subject to the terms herein, on Completion the Buyer will pay the Completion Cash Payment as follows:
(a)

to the client account of the Seller’s Solicitors (for the account of the Seller) (the Seller’s Solicitors being irrevocably authorised to receive the same) the cash sum of £3,449,397.00 (the “Seller’s Cash Consideration”) details as follows:

Bank name:	Yorkshire Bank

Address:	Leeds Central

Sort code:	05-00-20

Account:	11281393
(b)	to the client account of Dentons UKMEA LLP, as lawyers for the Bank (in respect of repayment of “Facility A” under the BLME Finance Documents) the cash sum of £2,405,603.00 details as follows:

Bank:	Royal Bank of Scotland, Child & Co Branch

Account No:	67072440

Sort Code:	158000

IBAN:	GB63 RBOS 1580 00 6707 2440

SWIFT:	RBOSGB2L

Payment in accordance with this clause 3.3 shall be a good and valid discharge of the obligations of the Buyer to pay the Completion Cash Payment to the Seller, and the Buyer shall not be concerned to see the application of the monies so paid.

Adjustment of Seller’s Cash Consideration

3.4	The Seller’s Cash Consideration shall be adjusted and finally determined as set out in clauses 3.5 to 3.13 inclusive.
3.5

The Seller’s Cash Consideration shall be adjusted based upon the difference between the Completion Date Net Asset Value and the Net Asset Value Target as hereinafter provided. For the purposes of determining the Completion Date Net Asset Value, the Completion Date Balance Sheet shall be adjusted in accordance with the adjustments set forth in Schedule 5.

3.6

Not later than one hundred and twenty (120) days after the Completion Date, the Buyer shall cause to be prepared and delivered to the Seller the Buyer’s calculation of the Completion Date Balance Sheet (the “Buyer Completion Date Balance Sheet”), together with a calculation of the adjustment to the Seller’s Cash Consideration  by, as applicable (1) increasing the amount thereof by the excess, if any, of the Completion Date Net Asset Value shown on the Buyer Completion Date Balance Sheet over the Net Asset Value Target, or (2) decreasing the amount thereof by the excess, if any, of the Net Asset Value Target over the Completion Date Net Asset Value shown on the Buyer Completion Date Balance Sheet. The Completion Date Balance Sheet shall be prepared according to the Accounting Principles, applied consistently with those employed in the preparation of the Management Accounts, and applying the YTD Charges (as defined in Schedule 5).

3.7

If the Seller disagrees in whole or in part with the Buyer Completion Date Balance Sheet, then within sixty (60) days after its receipt thereof, the Seller shall notify the Buyer of such disagreement in writing (the “Completion Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Completion Notice of Disagreement shall include a copy of the Buyer Completion Date Balance Sheet marked to indicate the specific line items of the Buyer Completion Date Balance Sheet that are in dispute (the “Disputed Completion Date Balance Sheet Line Items”) and shall be accompanied by Seller’s calculation of each of the Disputed Completion Date

Balance Sheet Line Items and the Seller’s calculation of the Completion Date Balance Sheet and its determination of the Seller’s Cash Consideration, as adjusted in accordance with clause 3.5. All items that are not Disputed Completion Date Balance Sheet Line Items shall be final, binding and conclusive for the purposes of determining the Seller’s Cash Consideration hereunder. If the Seller does not provide a Completion Notice of Disagreement within such sixty (60) day period, the Seller shall be deemed to have accepted in full the Buyer Completion Date Balance Sheet, and, for purposes of determining the adjustment to the Seller’s Cash Consideration, such Buyer Completion Date Balance Sheet shall become final, binding and conclusive upon Buyer and Seller. In the event any effective Completion Notice of Disagreement is provided, Buyer and Seller shall use their respective reasonable endeavours for a period of fifteen (15) days (or such longer period as they may mutually agree in writing) to resolve any Disputed Completion Date Balance Sheet Line Items. If, at the end of such period, Buyer and Seller are unable to resolve all Disputed Completion Date Balance Sheet Line Items, then either the Buyer or the Seller may refer any such remaining Disputed Completion Date Balance Sheet Line Items to an independent accounting firm of international standing and repute jointly designated by Buyer and Seller (the “Accounting Firm”); provided, that in the event Buyer and Seller cannot mutually agree as to the designation of the Accounting Firm, each such party will designate an accounting firm, and the two accounting firms will designate a third accounting firm to act as the Accounting Firm, except that neither Grant Thornton LLP nor BDO LLP (nor any of their affiliated offices) shall be selected as the Accounting Firm, unless Buyer and Seller mutually agree.  During the period from the Completion Date until the Completion Date Balance Sheet being finally agreed or determined as provided herein, the Buyer and the Seller shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other, in order to prepare, or use in the preparation of, their respective Completion Date Balance Sheet.

3.8

The Buyer and the Seller will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under clause 3.7, such services to be provided in the Accounting Firm’s capacity as an expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable (and the Buyer and the Seller shall use reasonable endeavours to cause such determination to occur within thirty (30) days) of the designation of the Accounting Firm the resolution of the Disputed Completion Date Balance Sheet Line Items. In making any determination of the Disputed Completion Date Balance Sheet Line Items, the Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party, and the Accounting Firm may only make a determination regarding the matters in dispute between the Buyer and the Seller. The Buyer and the Seller shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Completion Date Balance Sheet Line Items, and shall provide access to personnel and answer questions, as such Accounting Firm may reasonably request. The determination of the Disputed Completion Date Balance Sheet Line Items by the Accounting Firm shall be set forth in writing and shall be final, conclusive and binding on the Buyer and the Seller for purposes of determining the Completion Date Balance Sheet, absent fraud or manifest error, and shall be based solely on the terms of this agreement and the written submissions by the Buyer and the Seller and not by independent review or investigation.

3.9

Subject to the next sentence, each of the Buyer and the Seller shall be responsible for its own fees and expenses incurred in connection with the matters set out in this clause 3. The Buyer and Seller shall each pay one half of the fees and expenses payable to the Accounting Firm in connection with resolving any dispute under clauses 3.7 and 3.8, except that in the event that one party’s, but not the other party’s, determination of the Disputed Completion Date Balance Sheet Line Items as a whole varies by 20% or more from the determination of the Disputed Completion Date Balance Sheet Line Items as a whole by the Accounting Firm hereunder, then such party shall be solely responsible for the fees and expenses of the Accounting Firm.

3.10

Promptly following the final determination of the Completion Date Balance Sheet pursuant to this clause 3, the Buyer shall prepare, and deliver to the Seller, the Completion Date Balance Sheet and the calculation of the Seller’s Cash Consideration , as adjusted by, as applicable (1) increasing the amount thereof by the excess, if any, of the Completion Date Net Asset Value shown on the Completion Date Balance Sheet over the Net Asset Value Target, or (2) decreasing the amount thereof by the excess, if any, of the Net Asset Value Target over the Completion Date Net Asset Value shown on the Completion Date Balance Sheet (the Seller’s Cash Consideration , as so adjusted, being hereinafter referred to as the “Final Completion Cash Payment”), whereupon the following payment shall be made as hereinafter provided:

(a)

if the Final Completion Cash Payment exceeds the Seller’s Cash Consideration  by £25,000 or more, then the Buyer shall pay to the Seller an amount in cash equal to such excess in accordance with clause 3.12; or

(b)

if the Seller’s Cash Consideration exceeds the Final Completion Cash Payment by £25,000 or more, then the Seller shall pay to the Buyer an amount in cash equal to such excess in accordance with clause 3.12.

3.11

For the avoidance of doubt, no payment shall be required under 3.10 if the difference between the Seller’s Cash Consideration and the Final Completion Cash Payment, as finally determined, is less than £25,000.

3.12	Any amount payable pursuant to clause 3.10 shall be paid within five (5) Business Days after the delivery of the Completion Date Balance Sheet via wire transfer of cleared funds to:
(a)	in the case of a payment to the Seller, the account set out in clause 3.3(a); and
(b)	in the case of a payment to the Buyer, such account as the Buyer designates in writing.
3.13	Payments pursuant to clause 3.10 shall be treated for all purposes as adjustments to the Consideration.
4.	Deferred Consideration
4.1

Subject to receipt by the Buyer or the Company of documentation evidencing the Closing of one or more Considered Contracts and the limitation set forth in clause 4.2, the Buyer covenants and agrees to pay to the Seller by way of Deferred Consideration £75,000 in respect of each Considered Contract which is Closed within 90 days following Completion (such period to be referred to herein as the “Deferred Consideration Period”).

4.2	The total amount of Deferred Consideration payable pursuant to clause 4.1 shall not exceed £300,000.
4.3

Any and all amounts payable pursuant to clause 4.1 shall be paid by the Buyer via wire transfer of cleared funds to the account, details of which are set out in clause 3.3(a), within five (5) Business Days of a Considered Contract being Closed.

4.4	The Buyer hereby confirms, and will procure that the Company shall:
(a)

use reasonable commercial endeavours to effect the Closing of each Considered Contract within 90 days of Completion and that it shall not, and shall procure that the Company shall not do anything deliberately which could have the effect of delaying or preventing the Closing of any such Considered Contract; and

(b)

comply with the provisions of the PL Side Letter and not vary the terms of the PL Side Letter or put in place any other incentive arrangement in relation to any of the Considered Contracts other than with the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed).

4.5

At the end of the Deferred Consideration Period, the “Aggregate Unearned Deferred Consideration Amount” shall be determined by subtracting the total amount of all Deferred Consideration earned pursuant to clause 4.1 during the Deferred Consideration Period from £300,000. For the avoidance of doubt, the Aggregate Unearned Deferred Consideration Amount cannot be less than 0.

5.	Completion
5.1	Completion shall take place on the Completion Date at the offices of the Buyer’s Solicitors (or at any other place as may be agreed in writing by the parties).
5.2	At Completion:
(a)	the Seller shall:
(i)	deliver or cause to be delivered to the Buyer the documents and evidence set out in Part 1 of Schedule 2;
(ii)	procure that a board meeting of the Company is held at which the matters set out in Part 2 of Schedule 2 are carried out; and
(iii)	deliver any other documents referred to in this agreement as being required to be delivered by the Seller; and

(b)	the Buyer shall (subject to the Seller complying with its obligations in clause 5.2(a)):
(i)	pay the Completion Cash Payment in accordance with clause 3.3;
(ii)	deliver to the Seller:
(A)	a signed acknowledgement of the Disclosure Letter; and
(B)

a copy of the resolution adopted by the board of directors of the Buyer approving the Transaction and the execution and delivery of this agreement and any other documents to be delivered by the Buyer at Completion.

5.3

As soon as possible after Completion, the Seller shall send to the Buyer (at the Company’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company which are not kept at the Property and which are not required to be delivered at Completion.

5.4	In the event of any Claim, Indemnity Claim or claim under the Tax Covenant, the Consideration shall be deemed to be reduced by the amount of any payment made to the Buyer in respect thereof.
5.5

The Seller hereby assigns all of its rights, title, interest and benefit in and to the OLR Share Purchase Agreement to the Buyer with effect from the Completion Date pursuant to the provisions of clause 13.3(b) of the OLR Share Purchase Agreement. The Seller shall notify all parties to the OLR Share Purchase Agreement of such assignment in writing within seven days of Completion.

6.	Earn-out
6.1

Subject to the terms and provisions contained herein, the Buyer covenants and agrees to pay to the Seller an amount (the “2016 Earn-out”) equal to the amount determined according to the following formula:

(i) the sum of £1,145,000, plus the Aggregate Unearned Deferred Consideration (as determined in accordance with clause 4.5), multiplied by (ii)  a fraction, the numerator of which is the Adjusted EBITDA Excess and the denominator of which is £300,000 (the “Earn-out Payment”). For the avoidance of doubt, the amount of the Earn-out Payment shall not exceed the sum of £1,145,000 plus the Aggregate Unearned Deferred Consideration Amount (regardless of Adjusted EBITDA).

6.2	For the avoidance of doubt, no Earn-Out Payment shall be payable if Adjusted EBITDA is £1,200,000 or less.
6.3

The right to receive the Earn-out Payment shall not be represented by any form of certificate or other instrument, is not assignable or transferable, may not be pledged or encumbered by the party entitled thereto and does not constitute an equity or ownership interest in the Buyer or the Company.

6.4

As promptly as practicable following the end of Calendar Year 2016, but in any event no later than 31 March 2017, the Buyer shall deliver to the Seller its calculation of the Earn-out Statement for Calendar Year 2016, accompanied by supporting documentation containing a sample of the actual calculations made by the Buyer, in order to enable the Seller to verify the calculations contained therein (the “Buyer Earn-out Statement”).

6.5

If the Seller disagrees in whole or in part with the Buyer Earn-out Statement, then within sixty (60) days after its receipt thereof, the Seller shall notify the Buyer of such disagreement in writing (the “Earn-out Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Earn-out Notice of Disagreement shall include a copy of the Buyer Earn-out Statement marked to indicate the specific line items of the Buyer Earn-out Statement that are in dispute (the “Earn-out Disputed Line Items”) and shall be accompanied by the Seller’s calculation of each of the Earn-out Disputed Line Items and Seller’s calculation of the Earn-out Statement (the “Seller Earn-out Statement”). All items that are not Earn-out Disputed Line Items shall be final, binding and conclusive for the purposes of determining the Earn-out Payments hereunder. In the event that the Seller does not provide an Earn-out Notice of Disagreement within such sixty (60) day period, the Seller shall be deemed to have accepted in full the Buyer Earn-out Statement, and, for purposes of determining the corresponding Earn-out Payment, such Buyer Earn-out Statement shall become final, binding and conclusive upon Buyer and Seller. In the event any Earn-out Notice of Disagreement is provided in accordance with this clause 6.5 and the time limits prescribed by it, Buyer and Seller shall use their respective commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any Earn-out Disputed Line Items. If, at the end of such period, Buyer and Seller are unable to resolve all Earn-out Disputed Line Items, then either Buyer or Seller may refer any such remaining Earn-out Disputed Line Items to an Accounting Firm. The Buyer and the Seller shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other, in order to prepare, or use in the preparation of, their respective Earn-out Statement.

6.6

The Buyer and Seller will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under clause 6.5, such services to be provided in the Accounting Firm’s capacity as an expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable (and Buyer and Seller shall use commercially reasonable efforts to cause such determination to occur within thirty (30) days) of the designation of the Accounting Firm the resolution of the Earn-out Disputed Line Items. In making any determination of the Earn-out Disputed Line Items, the Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party, and the Accounting Firm may only make a determination regarding the matters in dispute between Buyer and Seller. The Buyer and the Seller shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Earn-out Disputed Line Items, and shall provide access to personnel and answer questions, as such Accounting Firm may reasonably request. The determination of the Earn-out Disputed Line Items by the Accounting Firm shall be set forth in writing and shall be final, conclusive and binding on the Buyer and Seller for purposes of determining the Earn-out Payment absent fraud or manifest error and shall be based solely on the terms of this agreement and the written submissions by Buyer and Seller and not by independent review or investigation.

6.7

Subject to the next sentence, each party shall be responsible for its own fees and expenses incurred in connection with this clause 6. The Buyer and Seller shall each pay one half of the fees and expenses payable to the Accounting Firm in connection with resolving any dispute under clause 6.5 or 6.6, except that in the event that one party’s, and not the other party’s, determination of the Earn-out Disputed Line Items as a whole varies by 20% or more from the determination of the Earn-out Disputed Line Items as a whole by the Accounting Firm hereunder, then such party shall be solely responsible for the fees and expenses of the Accounting Firm. In the Buyer’s sole discretion, up to forty percent (40%)  of the Earn-out Payment (but not to exceed Four Hundred and Fifty Thousand British Pounds (£450,000) may be satisfied by the allotment and issue fully paid to the Seller of unregistered shares of Buyer Stock, such number of Shares to be calculated pursuant to clause 6.10.

6.8

Promptly following the agreement or final determination of the Earn-out Statement pursuant to clauses 6.5 or 6.6, the Buyer shall prepare and deliver to the Seller the Earn-out Statement, the calculation of the Earn-out Payment and confirmation of the amount of the Earn-out Payment to be satisfied by the allotment and issue fully paid to the Seller of unregistered shares of Buyer Stock.

6.9	Within ten (10) Business Days after the delivery of the Earn-out Statement pursuant to clause 6.8 above, the Buyer shall:
(a)	pay the cash element of the Earn-out Payment to the Seller in cleared funds by wire transfer to the bank account detailed in clause 3.3(a); and
(b)

pay the balance of the Earn-out Payment (the “Balance”) by the allotment and issuance of shares of Buyer Stock to the Seller, which shares when issued in accordance with the terms of this agreement, shall be validly issued, fully paid and non-assessable, and which shares shall be restricted and not transferable for a period of not more than six months from the date of issuance and issued in certificate form and bear such restrictive legends as may be required under Applicable Law (the “Earn-out Shares”). Buyer shall deliver certificates representing the Earn-out Shares as promptly as possible following the issuance thereof, to such address as Seller shall designate in writing, subject to the ordinary policies and procedures of the transfer agent for the Buyer Stock.

6.10

For the purposes of clause 6.9(b), the number of Earn-out Shares shall be calculated by converting the amount of the Balance from British Pounds Sterling into U.S. Dollars by applying the exchange rate for the conversion of British Pounds Sterling into U.S. Dollars as shown in The Wall Street Journal on 31 March 2017 and then issuing to the Seller a number of shares of the Buyer Stock in equal value in U.S. Dollars equal to the amount of the Balance (in U.S. Dollars) divided by the volume weighted average price of the Buyer Stock upon the NASDAQ Capital Market during the twenty (20) Business Days in the United States ending on 31 March 2017.

6.11

The Buyer agrees that, for the duration of the Earn-out Period it will, and will cause each member of its Group (including the Company following the Completion) to, act in good faith and refrain from taking any action specifically intended to diminish the value of the Earn-out Payment.  During the Earn-out Period, the Buyer will permit the Company to be operated in a manner consistent with the past practices of the Company in the ordinary course of business of the Company.  In particular, the Buyer undertakes, and shall procure that each member of its Group undertakes, that at all times for the duration of the Earn-out Period:

(a)	it shall procure that the Company shall not sell, transfer or otherwise dispose of all or a material part of its business, assets or undertaking (or enter into any agreement to do so);
(b)	it shall not cause or permit a material change to the scope or nature of the business of the Company;
(c)	all intra-group transactions between the Company and another member of the Buyer’s Group shall be undertaken on an arm’s length basis and upon reasonable commercial terms;
(d)	it shall not cause or permit the Company to cease to carry on all or a material part of its business;
(e)

it shall limit the Company’s use of third party contractors for professional services and managed services to those resources reasonably necessary to perform its obligations under customer contracts and shall charge any professional services and managed services resources provided by other companies in the Buyer’s Group at the rate structure set forth in the Disclosure Letter; and

(f)

it shall procure that no material overheads, permanent professional services staff (excluding contractors) or permanent managed services staff (excluding contractors), will be added to the Business without the consent of Paul Lynch (or if he is not employed by the Company, the Seller, in which case such  consent shall not be unreasonably withheld, delayed or conditioned).

6.12

The Buyer further undertakes that it shall for the duration of the Earn-out Period, procure that the Company shall not, except with the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed) acquire any shares or other membership interest in another entity or all (or a material part) of the assets or undertaking of another entity.

6.13

Notwithstanding anything to the contrary contained herein, the Buyer shall be entitled to deduct and withhold from payments made in connection with any of the transactions contemplated by this agreement such Tax amounts as it is required to deduct and withhold with respect to the making of such payment under any Applicable Law. To the extent that amounts are so deducted and withheld by the Buyer, such deducted and withheld amounts (i) shall be remitted by Buyer to the applicable Governmental Entity and (ii) shall be treated for all purposes of this agreement as having been paid to the person in respect of which such deduction and withholding was made by the Buyer.

7.	Buyer Warranties
7.1	On the date of this agreement, the Buyer warrants to the Seller that each Buyer Warranty is true in all respects.
8.	Warranties
8.1	The Seller acknowledges that the Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.
8.2	On the date of this agreement, except as Disclosed, the Seller warrants that each Warranty is true in all respects.
8.3

Subject to clause 8.7, Warranties qualified by the expression so far as the Seller is aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made reasonable enquiries of Paul Lynch, the Covenantor, David Barrett and Marc Jones, and the Seller shall be deemed to be aware of all matters that are within the actual and constructive knowledge of Paul Lynch, the Covenantor, David Barrett and Marc Jones.

8.4	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.
8.5

The Seller agrees that the supply of any information by or on behalf of the Company, or any of its employees, directors, agents or officers (“Officers”) to the Seller or its advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller. The Seller unconditionally and irrevocably waives all and any rights and claims that it may have against the Company or the persons on whom that Seller has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this agreement, and further undertakes to the Buyer and the Company not to make any such claims.

8.6	The rights and remedies of the Buyer in respect of any Claim, Indemnity Claim or claim under the Tax Covenant shall not be affected by Completion.
8.7

Warranties qualified by the expression since 22 January 2014 or any similar expression are deemed to be repeated by the Seller in relation to matters prior to 22 January 2014 so far as the Seller is aware.

9.	Limitations on claims
9.1	Save as provided in clause 9.7, the provisions of:
(a)	this clause 9.1 and Schedule 11 limit the liability of the Seller in relation to any Claim and (where specifically provided) any claim under the Tax Covenant; and
(b)	paragraph 5 of Schedule 4 (Tax Covenant) limits the liability of the Seller in relation to any claim under the Tax Covenant.
9.2	The aggregate liability of the Seller for all Substantiated Claims, Relevant Indemnity Claims and all claims under the Tax Covenant shall not exceed the aggregate value and amount of:
(a)	the Consideration actually paid in cash pursuant to this agreement;
(b)	the sum paid to Dentons UKMEA LLP, as lawyers for the Bank (in respect of repayment of “Facility A” under the BLME Finance Documents) pursuant to clause 3.3(b) of this agreement;
(c)	an amount equal to the aggregate value assigned to the Earn-out Shares under clause 6;
(d)	any sums actually paid in cash to Paul Lynch under Schedule 1 of his service agreement with the Company and the PL Side Letter; and
(e)	an amount equal to the aggregate value assigned to any shares of Buyer Stock allotted and issued to Paul Lynch under Schedule 1 of his service agreement with the Company and the PL Side Letter.
9.3	The Seller shall not be liable for a Claim unless:
(a)	the Seller’s liability in respect of such Claim (together with any connected Claims) exceeds £5,000; and
(b)

the amount of the Seller’s liability in respect of such Claim (together with any connected Claims), when aggregated with the Seller’s liability for all Claims that are not excluded under clause 9.3(a) and all claims under the Tax Covenant, exceeds £30,000, in which case the Seller shall be liable for the whole amount claimed (and not just the amount by which the threshold in this clause 9.3(b) is exceeded).

For the purposes of this clause 9.3, a Claim is connected with another Claim if the Claims arise from the same event or set of circumstances, or relate to the same subject matter.

9.4

The Seller shall not be liable for a Claim or Indemnity Claim unless notice in writing summarising the nature of the Claim or Indemnity Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller:

(a)	in the case of a claim made under the Tax Warranties, on or before the seventh anniversary of Completion; or
(b)	in respect of any other Claim or an Indemnity Claim, prior to the expiry of the period of two years commencing on the Completion Date.

9.5

The Claim or Indemnity Claim shall be deemed to have been withdrawn (if not previously satisfied, settled or withdrawn) six months after notice of it has been given pursuant to this clause unless proceedings in respect of it have been issued and served on the Seller.

9.6	The Seller shall not be liable for a Claim to the extent that the Claim:
(a)	relates to matters Disclosed;
(b)	relates to any matter specifically and fully provided for in the Accounts or the Management Accounts; or
(c)

is based on a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable in which case the period as set out in clause 9.4(b) shall run from the date on which the liability becomes an actual liability.

9.7	Nothing in this clause 9, Schedule 4 or Schedule 11 applies to exclude or limit the liability of the Seller:
(a)

to the extent that a Claim, Indemnity Claim or a claim under the Tax Covenant arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers; or

(b)

in respect of a breach of any of the warranties in paragraph 1.1, paragraph 1.2, paragraph 2.1, paragraph 2.2, paragraph 2.3, paragraph 2.4, paragraph 13.2, the second sentence of paragraph 14.12, paragraph 17 or paragraph 31 of Part 1 of Schedule 3.

9.8	The Seller shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.
9.9

Where the Company is entitled to recover from a third party or claim reimbursement of all or any part of a sum which forms all or part of any Claim  (other than in relation to an OLR SPA Tax Claim), the Buyer shall procure that it takes reasonable steps to enforce the recovery or reimbursement before making a Claim.

9.10

If the Seller pays to the Buyer an amount in respect of a Claim or Indemnity Claim and the Buyer subsequently receives from a third party a sum which is referable to that matter the Buyer shall, as soon as reasonably practicable, repay to the Seller the amount so received less the reasonable costs and expenses incurred by the Buyer in obtaining or recovering that sum, provided that the Seller shall not receive more than the aggregate amount paid by it in respect of that Claim or Indemnity Claim.

9.11	Nothing in this agreement shall be deemed to relieve the Buyer from its common law duty to mitigate its loss.
9.12

Neither the Buyer nor any member of the Buyer’s Group shall be entitled to recover damages or any other amount in respect of any Claim or Indemnity Claim or otherwise obtain reimbursement or restitution more than once in respect of the same matter, loss or liability.

10.	Tax covenant

The provisions of Schedule 4 apply in this agreement in relation to Taxation.

11.	Indemnities
11.1

The Seller shall indemnify the Buyer and the Company against, and shall pay to the Buyer a sum equal to, all liabilities, costs, expenses, damages and direct losses and all interest, penalties and reasonable legal costs (calculated on a full indemnity basis), and all other reasonable professional costs and expenses suffered or reasonably incurred by the Buyer or the Company arising out of or in connection with any or all of the following matters:

(a)	any claims following the Completion Date in connection with any of the BLME Finance Documents;
(b)

any third party claims (excluding in relation to Taxation) arising from and/or in connection with: (a) any contractors engaged either directly or indirectly via Usha Martin or any other agency in respect of which there is no written contract with the Company, signed by both the Company and the relevant contractor or a third party agency on behalf of the relevant contractor, at Completion and included in the Disclosure Bundle (“Contractors”); and/or (b) an infringement of Intellectual Property Rights and/or any other rights in respect of services and/or work created by Contractors; and/or (c) a breach of (i) the second sentence in paragraph 23.2; and/or (ii) paragraph 23.12 of Part 1 of Schedule 3; and/or (d) an infringement of Intellectual Property Rights and/or any other rights in respect of the Conexus logo created by a third party; and/or (e) loss of, damage to, or unauthorised disclosure, processing or other use of Commercial Data (as defined in Schedule 3) or personal data (as defined under the DPA 1998);

(c)	a breach of the second sentence of paragraph 14.12 of Part 1 of Schedule 3;
(d)

non-compliance by the Company with Microsoft software licences on or prior to the Completion Date, including but not limited to circumstances where such non-compliance is a result of such licences not being adequate to cover the number of users of the relevant software in the course of the Business;

(e)

termination by the Company of the employment of the employee who has undergone an internal grievance process as Disclosed prior to Completion, and/or the bringing of any claim by such employee as a direct result of any of the issues which form part of such Disclosed internal grievance procedure;

(f)

any claims relating to or in connection with any Disputed Contract and arising, directly or indirectly, from any services provided by the Company thereunder or any failure by the Company to perform any obligations thereunder, or any dispute related thereto, in each case, on or prior to the Completion Date, to the extent that such matters (and corresponding amounts) have not been Disclosed; and

(g)	a breach of paragraph 31 of Part 1 of Schedule 3 to the extent not Disclosed.
11.2

Any payment made by the Seller in respect of an Indemnity Claim shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer or the Company (as the case may be) is left with the same amount it would have had if the payment was not subject to Taxation.

11.3

The Buyer shall use its reasonable endeavours to procure that the Company enters into written contracts with the Contractors within a reasonable time following Completion in respect of the engagement of those Contractors by the Company.  For the avoidance of doubt, the foregoing shall be without prejudice to: (i) the indemnity set out at clause 11.1 (and a failure by the Buyer or the Company to comply with this clause 11.3 shall not prejudice any claim the Buyer may have pursuant to clause 11.1); and (ii) any third party claims arising prior to Completion.

12.	Conduct of Tax claims under the OLR Share Purchase Agreement
12.1

Subject to clause 12.2, if the Buyer or the Company becomes aware of any claim or circumstance arising which might constitute a claim against any or all of the sellers under the OLR Share Purchase Agreement (the “Original Sellers”) in respect of Part 2 of Schedule 4 of the OLR Share Purchase Agreement (Tax Warranties) or Schedule 5 of the OLR Share Purchase Agreement (Tax Covenant) (any such claim against the Original Sellers being an “OLR SPA Tax Claim”), the Buyer shall give or procure that notice in writing specifying in reasonable detail, to the extent then known, the nature of an existing or potential OLR SPA Tax Claim is given to the Seller as soon as is reasonably practicable.

12.2

If the Seller becomes aware of an OLR SPA Tax Claim, it shall notify the Buyer in writing as soon as is reasonably practicable, and on receipt of such notice, the Buyer shall be deemed to have given the Seller notice of the OLR SPA Tax Claim in accordance with the provisions of clause 12.1.

12.3

Subject to the Seller indemnifying the Buyer and the Company to the Buyer’s reasonable satisfaction against all liabilities, reasonable costs, damages or reasonable expenses that may be reasonably incurred (including any additional Liability for Taxation) in relation to pursuing an OLR SPA Tax Claim (a) the conduct of an OLR SPA Tax Claim shall be delegated at all times and exclusively to the Seller and/or (b) if the Seller so elects at any time (including after any delegation under sub clause 12.3(a) above, the Buyer shall (in so far as it is able to do so) assign to the Seller any rights to pursue an OLR SPA Tax Claim, and  in each case the Seller shall be entitled to receive any damages, compensation or other remedy and any costs, expenses or interest arising from such OLR SPA Tax Claim, provided that the Seller shall:

(a)

promptly inform the Buyer of all matters relating to the OLR SPA Tax Claim and in so far as it is practicable shall provide the Buyer with copies of any material correspondence and notes, or other written records relating to the OLR SPA Tax Claim; and

(b)

where reasonably practicable not settle or compromise the OLR SPA Tax Claim without prior consultation with the Buyer (and shall take into account the Buyer’s reasonable requests and opinions in relation thereto).

12.4

Notwithstanding clause 12.3, the Seller shall not be entitled to take action in respect of an OLR SPA Tax Claim (a) in the name of the Company or (b) that (in the Buyer’s reasonable opinion), is likely to harm the Buyer’s or the Company’s commercial or employment relationship (potential or actual) with any person.

12.5

If the Seller fails to indemnify the Buyer and the Company in relation to pursuing an OLR SPA Tax Claim to the Buyer’s reasonable satisfaction within 15 days of demand by the Buyer, then the Buyer or the Company shall have the conduct of the OLR SPA Tax Claim absolutely and (without prejudice to their respective rights under this clause 12), shall be free to settle the OLR SPA Tax Claim on such terms as the Buyer or the Company may in its absolute discretion consider fit and shall be entitled to retain any proceeds arising from such OLR SPA Tax Claim.

12.6

Neither the Buyer nor the Company shall assign (at law or in equity), transfer, charge, make the subject of a trust or deal in any other manner with any of its rights or benefits relating to OLR SPA Tax Claim (a “Claim Transfer”) without prior written consent of the Seller other than as the same is included (and provided that any such Claim Transfer shall not operate to transfer the restrictions on and obligations of the Buyer under this clause 12 (which restrictions and obligations shall remain fully binding on the Buyer) and the Seller has been given written notification of such Claim Transfer promptly upon such transfer taking place by the Buyer) in a sale of all or substantially all of the assets of the Buyer or the Company.

12.7

The Buyer shall or shall procure that the Company provides the Seller and the Seller’s professional advisors with access to material documents, information or personnel that the Seller reasonably considers is necessary to pursue any OLR SPA Tax Claim on the basis that the Seller so far as is reasonably practicable will provide the Buyer or the Company not less than two Business Days written notice.

12.8

To the extent that the Seller or the Company is required to do anything pursuant to its obligations to the Original Sellers to enable it to pursue an OLR SPA Tax Claim, following Completion the Buyer shall or shall procure that the Company shall (in each case at the Seller’s cost) perform such reasonable obligations and take such reasonable steps and actions as are required by the Seller subject to the Seller so far as is reasonably practicable first giving the Buyer or the Company not less than two Business Days’ written notice.

13.	Restrictions on Seller and Covenantor
13.1	In this clause 13, the following words and expressions shall have the following meanings:

“Prospective Customer” means a person who is at Completion, or has been at any time during the period of 12 months immediately preceding the Completion Date, in discussions with the Company with a view to becoming a client or customer of the Company.

“Restricted Business” means any business involved in the sale, resale of, or provision of services in respect of, SAP Hybris technology, including systems integration, managed services, hosting and services related or ancillary thereto.

“Restricted Customer” means any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with, the Company.

“Restricted Person” means any person who is at Completion or who has been at any time during the period of 12 months immediately preceding the Completion Date, employed or directly or indirectly engaged by the Company in an executive, managerial, sales or technical role.

13.2	The Seller covenants with the Buyer and the Company that it shall not:
(a)	at any time during the period of three years commencing on the Completion Date, carry on or be employed, engaged, concerned or interested in a Restricted Business; or
(b)	at any time during the period of three years commencing on the Completion Date:
(i)	canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer in competition with the Business (or any part of it) as it was carried on at the Completion Date; or

(ii)

induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with or to vary adversely the terms upon which it conducts business with the Company, or do any other thing which is reasonably likely to have such an effect; or

(c)

at any time during the period of three years commencing on the Completion Date, have any business dealings with a Restricted Customer or a Prospective Customer in competition with the Business (or any part of it) as it was carried on at the Completion Date; or

(d)

at any time during the period of three years commencing on the Completion Date, have any business dealings with, solicit, entice or attempt to entice away any person who is at Completion, or has been at any time during the period of 12 months immediately preceding the Completion Date, a supplier of goods or services to the Company, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or reduce its supply of goods or services to the Company, or to vary adversely the terms upon which it conducts business with the Company; or

(e)	at any time during the period of three years commencing on the Completion Date:
(i)	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any Restricted Person; or
(ii)	procure or facilitate the making of any such offer or attempt by any other person in relation to a Restricted Person,

save in either case where such Restricted Person responds to a bona fide advertisement of employment, generally circulated; or

(f)	at any time after Completion, use in the course of any business:
(i)	the words “Conexus”, “Keystone” or “Velocity”, other than in respect of “Velocity”, pursuant to the terms of the Velocity Licence; or
(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company in connection with the Business; or
(iii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or
(g)	at any time after Completion, present itself or permit itself to be presented as:
(i)	connected in any capacity with the Company; or
(ii)	interested or concerned in any way in the Sale Shares (or any of them); or
(h)	at any time after Completion, do or say anything which may be harmful to the reputation of the Company (or allow any of its officers, directors or employees to do so).
13.3	The Covenantor covenants with the Buyer and the Company that he shall not:
(a)	at any time during the period of two years commencing on the Completion Date, carry on or be employed, engaged, concerned or interested in a Restricted Business; or
(b)	at any time during the period of two years commencing on the Completion Date:
(i)	canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer in competition with the Business (or any part of it) as it was carried on at the Completion Date; or

(ii)

induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with or to vary adversely the terms upon which it conducts business with the Company, or do any other thing which is reasonably likely to have such an effect; or

(c)

at any time during the period of two years commencing on the Completion Date, have any business dealings with a Restricted Customer or a Prospective Customer in competition with the Business (or any part of it) as it was carried on at the Completion Date; or

(d)

at any time during the period of two years commencing on the Completion Date, have any business dealings with, solicit, entice or attempt to entice away any person who is at Completion, or has been at any time during the period of 12 months immediately preceding the Completion Date, a supplier of goods or services to the Company, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or reduce its supply of goods or services to the Company, or to vary adversely the terms upon which it conducts business with the Company; or

(e)	at any time during the period of two years commencing on the Completion Date:
(i)	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any Restricted Person; or
(ii)	procure or facilitate the making of any such offer or attempt by any other person in relation to a Restricted Person;

save in either case where such Restricted Person responds to a bona fide advertisement of employment generally circulated; or

(f)	at any time after Completion, use in the course of any business:
(i)	the words “Conexus”, “Keystone” or “Velocity”, other than in respect of “Velocity”, pursuant to the terms of the Velocity Licence; or
(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company in connection with the Business; or
(iii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo,
(g)	at any time after Completion, present himself or permit himself to be presented as:
(i)	connected in any capacity with the Company; or
(ii)	interested or concerned in any way in the Sale Shares (or any of them); or
(h)	at any time after Completion, do or say anything which may be harmful to the reputation of the Company.
13.4

The covenants in clauses 13.2 and 13.3 are intended for the benefit of, and shall be enforceable by, each of the Buyer and the Company and apply to actions carried out by the Seller or Covenantor, as applicable, in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on the Seller's, or Covenantor's, as applicable, own behalf or on behalf of, or jointly with, any other person.

13.5	Nothing in clause 13.2 or 13.3 shall prevent the Seller or Covenantor from holding for investment purposes only:
(a)	units of any authorised unit trust; or
(b)	not more than 5% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of FSMA).

13.6

Each of the covenants in clauses 13.2 or 13.3 is a separate undertaking by the Seller and Covenantor, as applicable, in relation to himself or itself and his or its interests and shall be enforceable by the Buyer and the Company separately and independently of their right to enforce any one or more of the other covenants contained in that clause.

13.7

The parties acknowledge that the Seller and Covenantor have confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the covenants in clauses 13.2 and 13.3 is considered fair and reasonable by the parties.

13.8

The obligations and liability of the Seller and Covenantor under this clause 12 shall be given by each for his or its own part only and not on the part of the other and extend only to any loss or damage arising out of his or its own breaches.

14.	Set-off
14.1	If on the Earn-out Payment Date:
(a)

a Due Amount (or any part of it) is outstanding, the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the relevant party's liability to pay the Due Amount by way of set-off against the Earn-out Payment, and to treat its obligation to make the Earn-out Payment as being reduced pro tanto by the amount so set off; and/or

(b)	there is an Outstanding Claim, the Buyer shall be entitled (at its sole discretion) to, subject to the provisions of clause 14.4:
(i)	withhold from the Earn-Out Payment an amount equal to the Estimated Liability or, if lower, the full amount of the Earn-out Payment (“Reserved Sum”); and
(ii)	defer payment of the Reserved Sum until such time as the Outstanding Claim has become a Resolved Claim.
14.2

Where the provisions of clause 14.1(b) apply, the Buyer and the relevant party shall use all reasonable endeavours to agree the Estimated Liability in respect of the Outstanding Claim as soon as possible and in any event within the period of 10 Business Days following the Deferred Payment Date. In the absence of such agreement, the following procedure shall apply:

(a)	the determination of the Estimated Liability shall be referred to Counsel at the request of either party;
(b)

Counsel shall be requested to provide his determination of the Estimated Liability within 15 Business Days of accepting his appointment (or such other period as the Buyer and the party concerned may otherwise agree with Counsel);

(c)

Counsel shall act as an expert and not as arbitrator and his determination regarding the amount of the Estimated Liability shall, in the absence of manifest error, be final and binding on all the parties; and

(d)

Counsel's fees in making his determination of the Estimated Liability shall be borne by the Buyer and the relevant party equally or as Counsel may otherwise direct having regard to the respective conduct of the parties.

14.3	Where a Reserved Sum has been withheld by the Buyer pursuant to clause 14.1(b) in respect of an Outstanding Claim, upon that claim becoming a Resolved Claim the Buyer shall:
(a)

be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the relevant party's liability to pay the Due Amount in respect of the relevant Resolved Claim by way of set-off against the corresponding Reserved Sum, and to treat its obligation to pay the Reserved Sum as being reduced pro tanto by the amount so set off; and

(b)

pay to the Seller the balance of the corresponding Reserved Sum (if any) on the later of the applicable date due for payment hereunder or after the Buyer has exercised its rights pursuant to clause 14.3(a). Such payment shall be made by the Buyer within 10 Business Days of the Outstanding Claim becoming a Resolved Claim.

14.4	If on the expiry of six (6) months following notification of an Outstanding Claim by the Buyer to the Seller:
(a)	such Outstanding Claim has not become a Resolved Claim; or
(b)	legal proceedings have not been issued by the Buyer; or
(c)	the Buyer and the Seller have not agreed in writing that the Outstanding Claim be settled in favour of the Buyer; or
(d)	the Seller has not acknowledged that liability is accepted in respect of such Outstanding Claim,

then the amount of the Earn-out Payment that has been withheld pursuant to this clause 14 shall be paid by the Buyer within 20 Business Days of the expiry of such six (6) month period in accordance with the provisions of clause 5.  For the avoidance of doubt, nothing in this clause 14.4 shall constitute or be deemed to be a waiver or determination of any Relevant Claim.

14.5	Nothing in this clause 14 shall prejudice, limit or otherwise affect:
(a)	any right or remedy the Buyer may have against any party from time to time, whether arising under this agreement or any of the documents executed pursuant to this agreement; or
(b)	the Buyer's right to recover against any party, whether before or after the Earn-out Payment is made in accordance with this agreement.
14.6

The amount of a Reserved Sum withheld by the Buyer in accordance with this clause 14 shall not be regarded as imposing any limit on the amount of any claims under this agreement or any of the documents executed pursuant to this agreement.

14.7

If a Due Amount is not satisfied in full by way of set-off under clause 14.1(a) or clause 14.3, nothing in this agreement shall prevent or otherwise restrict the Buyer's right to recover the balance from the party concerned and the Due Amount (to the extent not so satisfied) shall remain fully enforceable against that party.

15.	Guarantee
15.1

In consideration of the Buyer entering into this agreement, the Guarantor guarantees to the Buyer the due and punctual performance, observance and discharge by the Seller of all the Guaranteed Obligations if and when they become performable or due under this agreement (or (as the case may be) any agreement entered into pursuant to or in connection with it).

15.2

If the Seller defaults in the payment when due of any amount that is a Guaranteed Obligation the Guarantor shall, immediately on demand by the Buyer, pay that amount to the Buyer in the manner prescribed by this agreement (or (as the case may be) any agreement entered into pursuant to or in connection with it) as if it was the Seller.

15.3

The Guarantor, as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clause 15.1 and clause 15.2, agrees to indemnify and keep indemnified the Buyer in full and on demand from and against all and any direct losses, reasonable costs, claims, liabilities, damages, demands and expenses suffered or reasonably incurred by the Buyer arising out of, or in connection with, the Guaranteed Obligations not being recoverable for any reason, or the Seller's failure to perform or discharge any of the Guaranteed Obligations.

15.4

The guarantee in this clause 15 is and shall at all times be a continuing security and shall cover the ultimate balance of all monies payable by the Seller in respect of the Guaranteed Obligations, irrespective of any intermediate payment or discharge in full or in part of the Guaranteed Obligations.

15.5	The liability of the Guarantor under the guarantee in this clause 15 shall not be reduced, discharged or otherwise adversely affected by:
(a)	any act, omission, matter or thing which would have discharged or affected the liability of the Guarantor had it been a principal obligor instead of a guarantor or indemnifier; or
(b)

anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under the guarantee in this clause 15.

15.6

The Guarantor waives any right it may have to require the Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other right or claim for payment against any person before claiming from the Guarantor under this clause 15.

15.7

The Guarantor shall, on a full indemnity basis, pay to the Buyer on demand the amount of all reasonable costs and expenses (including legal and out-of-pocket expenses and any value added tax on them) reasonably and properly incurred by the Buyer in connection with:

(a)	the preservation, or exercise and enforcement, of any rights under or in connection with the guarantee in this clause 15 or any attempt so to do; and
(b)	any discharge or release of this guarantee.
15.8

Until all amounts which may be or become payable by the Seller under or in connection with this agreement have been irrevocably paid in full, and unless the Buyer otherwise directs in writing, the Guarantor shall not exercise any security or other rights it may have by reason of performing its obligations under this clause 15, whether such rights arise by way of set-off, counterclaim, subrogation, indemnity or otherwise.

15.9

The guarantee in this clause 15 shall be in addition to and independent of all other security which the Buyer may hold from time to time in respect of the discharge and performance of the Guaranteed Obligations.

16.	Confidentiality and announcements
16.1	Each of the Seller, the Covenantor and the Guarantor severally undertakes, for its own part only, to each of the Buyer and the Company that it shall:
(a)	keep confidential all confidential information or trade secrets in his possession concerning the business, affairs, customers, clients or suppliers of the Company or any member of the Buyer's Group;
(b)	not disclose any of the information referred in clause 16.1(a) in whole or in part to any third party, except as expressly permitted by this clause 16; and
(c)	not make any use of any of the information referred in clause 16.1(a), other than to the extent necessary for the purpose of exercising or performing his rights and obligations under this agreement.
16.2	The Buyer undertakes to the Seller that it shall:
(a)	keep confidential all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of the Seller;
(b)	not disclose any of the information referred in clause 16.2(a) in whole or in part to any third party, except as expressly permitted by this clause 16; and
(c)	not make any use of any of the information referred in clause 16.2(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.
16.3	Nothing in this agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Completion, of any information relating to the Company.
16.4	Notwithstanding any other provision of this agreement, no party shall be obliged to keep confidential or to restrict its use of any information that:
(a)

is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or any person to whom it has disclosed the information in accordance with clause 16.5(a) in breach of this agreement); or

(b)

was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party's knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party.

16.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 16:
(a)

to those of its employees, officers, consultants, representatives or advisers (or those of any member of its Group) who need to know such information to enable them to advise on this agreement, or to facilitate the Transaction, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to him, comply with the obligations set out in this clause 16 as if they were that party. The party making a disclosure under this shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause 16; or

(b)	in the case of the Buyer only, to a proposed transferee of the Sale Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer; or
(c)

in the case of the Buyer only, to its funders, potential investors and their respective advisers, employees, officers, representatives or consultants in connection with the financing of the Transaction; or

(d)	with the prior consent in writing of all the other parties bound by this clause 16; or
(e)	if such information relates to one party only, with the prior consent in writing of that party; or
(f)	to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or
(g)	to the extent that the disclosure is required:
(i)	by the laws of any jurisdiction to which that party is subject; or
(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or
(iii)	to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or
(iv)	to protect that party's interest in any legal proceedings,

PROVIDED that in each case (and to the extent it is legally permitted to do so) the party making the disclosure gives the other parties who are bound by this clause 16 as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of such other parties in relation to the content of such disclosure.

16.6

Subject to clause 16.7, clause 16.8 and clause 16.9, no party shall make, or permit any person to make, any public announcement, communication or circular (“announcement”) concerning this agreement or the Transaction without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

16.7

Nothing in clause 16.6 shall prevent any party from making any announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other parties and takes into account the reasonable requests of the other parties in relation to the content of such announcement before it is made.

16.8	The parties shall issue a press release in agreed form immediately after Completion.
16.9	The Buyer may, at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company or any other member of the Buyer's Group.

17.	Further assurance
17.1

The Seller shall (at its own expense) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time to vest full title in the Sale Shares to the Buyer and to give full effect to clauses 2.2 and 2.3 of this agreement.

17.2	The Seller undertakes to the Buyer that, if and for so long as it remains the registered holder of any of the Sale Shares after Completion, it shall:
(a)

hold such Sale Shares together with all dividends and any other distributions of profits, surplus or other assets in respect of such Sale Shares and all rights arising out of or in connection with them, in trust for the Buyer;

(b)	at all times after Completion, deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as the Buyer shall direct;
(c)	exercise all voting rights attached to such Sale Shares in such manner as the Buyer shall direct; and
(d)	if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting of the Company,

the Seller hereby appoints the Buyer (acting by any of its directors from time to time) as its attorney with full power to exercise all of the rights attaching to the Sale Shares, including without limitation the rights set out above in this clause 17.2, as the attorney in its absolute discretion sees fit.

18.	Assignment
18.1

Subject to the further provisions of this clause 18, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it).

18.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.
18.3	The Buyer may assign or transfer its rights (but not its obligations) under this agreement (or any document referred to in this agreement) to:
(a)	another member of its Group; or
(b)	any person to whom the Sale Shares are sold or transferred by the Buyer following Completion,

but the continuing parties' liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

18.4

The Buyer may grant security over, or assign by way of security, any or all of its rights under this agreement for the purposes of, or in connection with, the financing (whether in whole or in part) by the Buyer of the Transaction. On the enforcement of any security of a kind referred to in this clause, the Buyer, or any administrative receiver, receiver, administrator or liquidator of the Buyer or any person having the benefit of such security may assign any or all of the relevant rights to any person, but the continuing parties' liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

18.5	If there is an assignment or transfer of the Buyer's rights in accordance with clause 18.3 or clause 18.4:
(a)	the Seller may discharge its obligations under this agreement to the Buyer until it receives notice of the assignment; and
(b)	the assignee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations and liabilities under this agreement.

19.	Entire agreement

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

20.	Variation and waiver
20.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
20.2

A waiver of any right or remedy under this agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

20.3

A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

20.4	No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.
20.5

A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

20.6

The Buyer may take action against, grant time or other indulgence to, or release or compromise in whole or part the liability of, any party in respect of any warranty, indemnity or other obligation under this agreement without affecting the liability of any of the other parties who are liable (whether jointly and severally or otherwise) in respect of that warranty, indemnity, or other obligation.

21.	Costs

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it).

22.	Notices
22.1	For the purposes of this clause 22, but subject to clause 22.7, notice includes any other communication.
22.2	A notice given to a party under or in connection with this agreement:
(a)	shall be in writing and in English;
(b)	shall be signed by or on behalf of the party giving it;
(c)

shall be sent to the relevant party for the attention of the contact and to the address specified at the start of this agreement or clause 22.3 (as the case may be), or such other address or person as that party may notify to the others in accordance with the provisions of this clause 22;

(d)	shall be:
(i)	delivered by hand; or
(ii)	sent by pre-paid first class post, recorded delivery or special delivery; or
(iii)	sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); or
(iv)	sent by email; and

(e)	is deemed received as set out in clause 22.5.
22.3	The addresses for service of notices on the Seller, Guarantor, Covenantor and the Buyer are:
(a)	Seller
(i)	address: 40 St. Paul's Square, Birmingham B3 1FQ
(ii)	email: ken.wehr@OLRretail.com
(iii)	for the attention of: Ken Wehr
(b)	Buyer
(i)	address: 505 Millennium Drive, Allen, Texas, USA
(ii)	email: tmadden@pfsweb.com
(iii)	for the attention of: Tom Madden
(c)	Guarantor
(i)	address: 204 Melbourne Street, North Adelaide SA 5006, Australia
(ii)	email: ken.wehr@OLRretail.com
(iii)	for the attention of: Ken Wehr
(d)	Covenantor
(i)	address: 3 Tenth Avenue, St. Peters, South Australia, 5069
22.4

A party may change its details for service of notices as specified in clause 22.3 by giving notice to each of the other parties. Any change notified pursuant to this clause shall take effect at 9.00am on the later of:

(a)	the date (if any) specified in the notice as the effective date for the change; or
(b)	five Business Days after deemed receipt of the notice of change.
22.5	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):
(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or
(b)	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the UK, at 9.00am on the second Business Day after posting; or
(c)	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00am on the fifth Business Day after posting; or
(d)	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address; or
(e)	if sent by email, at 9.00am on the next Business Day after transmission;
(f)

if deemed receipt under the previous paragraphs of this clause 22.5 would occur outside business hours (meaning 9.00am to 5.30pm Monday to Friday on a day that is not a public holiday in the place of receipt), at 9.00am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

22.6	To prove service, it is sufficient to prove that:
(a)	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or
(b)	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted; or
(c)	if sent by email, that it was sent to the email address provided in clause 22.3 above.
22.7	This clause 22 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
23.	Interest

If a party fails to make any payment due to any other party under this agreement within ten (10) Business Days of the due date for payment (other than pursuant to clause 14), then the defaulting party shall pay interest on the overdue amount at the rate of 4% per annum above Lloyds Bank plc's base rate from time to time. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount.

24.	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

25.	Agreement survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

26.	Third party rights
26.1

Except as expressly provided in clause 26.2, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

26.2

The following provisions are intended to benefit future buyers of the Sale Shares and (to the extent that they are identified in the relevant clauses as recipients of rights or benefits under that clause), the Company and the Officers (as defined in clause 8.5), and shall be enforceable by each of them to the fullest extent permitted by law:

(a)	clause 2.3;
(b)	clause 2.4;
(c)	clause 8 (Warranties) and Schedule 3 (Warranties) (subject to clause 9 (Limitations on claims) and Schedule 11 (Seller’s limitation of liability);
(d)	clause 10 (Tax covenant) and Schedule 4 (Tax covenant);
(e)	clause 11 (Indemnities);
(f)	clause 12 (Conduct of claims under the OLR Share Purchase Agreement);
(g)	clause 13 (Restrictions on seller and covenantor);
(h)	clause 14 (Set-off);
(i)	clause 15 (Guarantee);

(j)	clause 16 (Confidentiality and announcements);
(k)	clause 23 (Interest);
(l)	clause 28 (Counterparts);
(m)	clause 29 (Rights and remedies);
(n)	clause 30 (Inadequacy of damages); and
(o)	clause 31 (Governing law and jurisdiction).
26.3	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.
27.	Successors

This agreement (and the documents referred to in it) are made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

28.	Counterparts
28.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
28.2

Transmission of the executed signature page of a counterpart of this agreement by e-mail (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

28.3	No counterpart shall be effective until each party has executed at least one counterpart.
29.	Right and remedies

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

30.	Inadequacy of damages

Without prejudice to any other rights or remedies that the Buyer may have, the parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of clause 13 or clause 16 by the Seller or Covenantor. Accordingly, the Buyer shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 13 or clause 16 of this agreement.

31.	Governing law and jurisdiction
31.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

31.2

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims). Nothing in this clause shall limit the right of the Buyer to take proceedings against any other party in any other court of competent jurisdiction in any state in Australia, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any of England and Wales or Australia, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

This agreement has been entered into as a deed and is delivered on the date stated at the beginning of it.

Schedule 1 Particulars of the Company

Name:	Conexus Limited
Registration number:	3616118
Registered office:	Eastlands One, London Road, Basingstoke, Hampshire RG21 4FB
Issued share capital:	Amount: £1,000 Divided into: 1,000 ordinary shares of £1 each
Registered shareholders (and number of Sale Shares held):	The Seller – 1,000 ordinary shares of £1 each
Directors:	Kenneth Wehr
Secretary:	None
Auditors:	Grant Thornton LLP
Registered charges:	Charge (0361 6118 0003) in favour of Bank of London and Middle East plc dated 22 January 2014 (to be released before Completion)

Schedule 2 Completion

Part 1. What the Seller shall deliver to the Buyer at Completion

1.	At Completion, the Seller shall deliver or cause to be delivered to the Buyer the following:
(a)	transfers of the Sale Shares, in agreed form, executed by the registered holder in favour of the Buyer;
(b)	the share certificate for the Sale Shares in the name of the registered holder;
(c)	a duly certified copy of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;
(d)

the statutory registers and minute books (duly written up to the time of Completion) of the Company, the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name;

(e)	the written resignation, in agreed form and executed as a deed, of the sole Director of the Company, from his office with the Company;
(f)	signed minutes, in agreed form, of each of the board meetings required to be held pursuant to Part 2 of this Schedule 2;
(g)	in relation to the Company:
(i)	statements from each bank at which it has an account, giving the balance of each account at the close of business on the last Business Day before Completion;
(ii)	all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;
(iii)	all credit cards issued on the Company's account and held by the Covenantor;
(iv)	details of its cash book balances; and
(v)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above;
(h)	all title deeds and other documents relating to the Property;
(i)	board minutes (or the equivalent corporate authority) of the Guarantor, in agreed form, authorising its entry into this agreement;
(j)	an opinion of Australian counsel that the guarantee given by the Guarantor under and pursuant to clause 15 is duly authorised and enforceable and that the Guarantor is in current good standing;
(k)	the most recent audited accounts of the Guarantor (on an individual company and not a consolidated basis);
(l)	board minutes of the Seller, in agreed form, authorising its entry into this agreement;
(m)	in connection with the BLME Finance Documents:
(i)	a deed of release and termination, in agreed form, duly executed the Bank, the Seller and the Company;
(ii)	an amendment letter, in agreed form, duly executed by the Bank, the Seller, the Company, the Guarantor and OLR Australia Pty Limited;
(iii)	duly completed and executed Form MR04 (statement of satisfaction in full or in part of mortgage or charge), in agreed form;

(iv)	duly completed and executed Form MR05, in agreed form;
(v)	duly executed release in agreed form confirming that the Company is released from all of its obligations to each member of the Seller’s Group under the BLME Finance Documents;
(n)	the service agreement, in agreed form, to be made between the Company and Paul Lynch, duly executed by Paul Lynch;
(o)	a release, in agreed form, duly executed by Paul Lynch and the Company releasing the Company from any pre-Completion liability to him;
(p)	the Transitional Services Agreement, duly executed by the Seller;
(q)	the Velocity Licence duly executed by the Seller;
(r)	the PL Side letter, duly executed by Paul Lynch;
(s)	the Disclosure Letter, duly executed by the Seller;
(t)	evidence, in agreed form, that Conexus, Inc has been dissolved;
(u)	evidence, in agreed form, that the Seller has changed its registered office and no companies in the Seller's Group share the same registered office as the Company;
(v)

all instruments or documents necessary to change the names of the individuals who have access to or are authorised in respect of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments (including bank mandate forms), safe deposit boxes, lock boxes and safes of the Company, if any; and

(w)

to the extent not at the Property, all keys and combinations to all locks (including building, room, and file cabinet locks) and all safe deposit boxes, lock boxes and safes of the Company (if any) all vehicle keys and registration documents, and any filing codes in respect of online filing made by the Company with the Registrar of Companies or any other governmental entity.

Part 2. Matters for the board meetings at Completion

1.	The Seller shall cause a board meeting of the Company to be held at Completion at which the following matters shall take place:
(a)	the approval of the registration of the transfer of the Sale Shares, subject only to the transfers being stamped at the cost of the Buyer;
(b)	acceptance of the resignation referred to in paragraph 1(e) of Part 1 of this Schedule 2 with effect from the end of the relevant board meeting;
(c)

approval of the appointment of the persons nominated by the Buyer as directors of the Company (but not exceeding any maximum number of directors contained in the Company's articles of association) with effect from the end of the relevant board meeting;

(d)	the accounting reference date of the Company shall be changed to such date as is required by the Buyer;
(e)	all existing instructions and authorities to the bankers of the Company shall be revoked and replaced with new instructions and authorities as the Buyer requires; and
(f)	the approval of the entry by the Company into the service agreement and any other documents to which the Company is a party, in each case as referred to in Part 1 of this Schedule 2.

Schedule 3 Warranties

Part 1. General Warranties

1.	Power to sell the Sale Shares
1.1

The Seller and each Guarantor has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement and the other documents referred to in it (to which they are a party) in accordance with their respective terms.

1.2

This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller and the Guarantor in accordance with their respective terms.

1.3	The execution and delivery by the Seller and the Guarantor of this agreement and the documents referred to in it, and compliance with their respective terms shall not breach or constitute a default:
(a)	under any agreement or instrument to which the Seller or either Guarantor is a party or by which the Seller or the Guarantor is bound; or
(b)	of any order, judgment, decree or other restriction applicable to the Seller.
2.	Shares in the Company
2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.
2.2

The Seller is the legal and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3

No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company, and neither the Seller nor the Company has agreed to confer any such rights, and no person has claimed any such right.

2.4	No Encumbrance has been granted to any person or otherwise exists affecting:
(a)	the Sale Shares; or
(b)	any unissued shares, debentures or other unissued securities of the Company.

No commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

2.5	The Company:
(a)	does not hold or beneficially own, nor has it agreed to acquire, any shares, loan capital or any other securities in any company; or
(b)	has not at any time since 22 January 2014 had any subsidiaries or subsidiary undertakings; or
(c)	is not or has not agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or
(d)	does not control or takes part in the management of any company or business organisation, nor has it agreed to do so; or
(e)	does not have any branch or permanent establishment, outside its country of incorporation.

2.6	The Company has not since 22 January 2014:
(a)	purchased, redeemed, reduced, forfeited or repaid any of its own share capital; or
(b)	allotted or issued any securities that are convertible into shares.
2.7

No shares in the capital of the Company have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company and all such transfers have been duly stamped (where applicable).

2.8	Conexus Inc has been dissolved and did not trade since its incorporation.
3.	Constitutional and corporate documents
3.1	Copies of the articles of association (or other constitutional and corporate documents) of the Company have been Disclosed. Such copy documents:
(a)	are true, accurate and complete in all respects;
(b)	have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and
(c)	fully set out all the rights and restrictions attaching to each class of shares in the capital of the Company.
3.2

All statutory books and registers of the Company have been properly kept, are written up to date and contain a true, complete and accurate record of all matters which should be contained in them. Neither the Seller nor the Company has received any notice or allegation that any such books or registers are incorrect or should be rectified.

3.3

Since 22 January 2014, all returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered.

3.4

Since 22 January 2014, all dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.5	All deeds and documents belonging to the Company, or to which any of them is a party, are in the possession or control of the Company.
3.6	The Seller has not brought any warranty or indemnity claim under OLR Share purchase Agreement, nor has it assigned or waived any of its rights under that agreement.
3.7	So far as the Seller is aware no party to the OLR Share Purchase Agreement has raised any defence or counterclaim under that agreement.
4.	Information
4.1	The particulars of the Company set out in Schedule 1 are complete and accurate and not misleading in respect of the matters dealt with.
4.2

All replies to the Buyer’s enquiries contained in the Disclosure Bundle at documents 18.1 to 18.6 (inclusive) given by or on behalf of the Seller or the Company (or their advisers) to the Buyer (or its advisers) in the course of the negotiations leading up to this agreement together with the Seller’s and the Company’s written replies to the CPSE 1 and CPSE 4 enquiries raised by the Buyer (contained in the Disclosure Bundle at documents 9.2.19 and 9.2.20), were when given and are now true and accurate in all material respects.

5.	Compliance with laws
5.1

Since 22 January 2014 the Company has at all times conducted its business in accordance with, and has acted materially in compliance with, all applicable laws and regulations of any relevant jurisdiction.

5.2	Neither the Company, nor any of its directors or employees (current or past), has been convicted of an offence in relation to the business or affairs of the Company.
6.	Licences and consents
6.1

The Company holds all licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which it is carried on at the date of this agreement (“Consents”).

6.2	Each of the Consents is valid and subsisting, and the Company is not in breach of the terms or conditions of the Consents (or any of them).
6.3	So far as the Seller is aware there is no reason why any of the Consents may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.
7.	Insurance
7.1

The Company maintains, and has at all material times since 22 January 2014 maintained, in the honest opinion of the Seller, adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured against by a person carrying on the same type of business as the Business.

7.2	Accurate details of all insurance policies maintained by or on behalf of the Company (“Policies”) have been Disclosed.
7.3	The Policies are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed.
7.4	The Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or that may adversely affect the renewal of any of the Policies.
7.5	None of the Policies:
(a)	are subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate; or
(b)	are void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable; or
(c)	are capable of being terminated, or will otherwise cease to be available to the Company as a result of Completion.
7.6	The Disclosure Letter contains accurate details of all insurance claims made by the Company during the period of 12 months ending on the date of this agreement.
7.7

There are no material outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Seller is aware, there are no circumstances likely to give rise to a claim under any of the Policies.

8.	Powers of attorney
8.1	There are no powers of attorney granted by the Company which are currently in force.
8.2	No person is entitled or authorised in any capacity to bind or commit the Company to any obligation outside the ordinary course of the Business.

9.	Disputes and investigations
9.1

Neither the Company, nor any of its Directors, nor so far as the Seller is aware, any person for whose acts the Company may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph 9 as “Proceedings”):

(a)

any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or

(b)	any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.
9.2

No Proceedings have been threatened or are pending by or against the Company, any Director or any person for whose acts the Company may be vicariously liable, and so far as the Seller is aware there are no circumstances likely to give rise to any such Proceedings.

9.3	The Company:
(a)

is not affected by any existing or pending judgment, order or other decision or ruling of a court, tribunal, arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction; or

(b)

has not given any undertaking to any court, tribunal, arbitrator, or any governmental, regulatory or similar body or any other third party arising out of, or in connection with, any Proceedings which remains in force.

10.	Defective products and services
10.1

So far as the Seller is aware, the Company has not produced or sold any products or supplied any services which were at the time they were produced, sold or supplied, faulty or defective or did not or do not comply in all material respects with:

(a)	any warranties or representations expressly or impliedly made by or on behalf of the Company in connection with such products or services; or
(b)	any laws, regulations, standards and requirements applicable to such products or services.
10.2	No proceedings have been started or, so far as the Seller is aware, are pending or have been threatened against the Company:
(a)

in which it is claimed that any product manufactured or sold by the Company is defective, not appropriate for its intended use or has caused bodily injury or material damage to any person or property when applied or used as intended; or

(b)	in respect of any services supplied by the Company.
10.3	There are no disputes between the Company and any of its customers, clients or any other third parties in connection with any products or services manufactured, sold or supplied by the Company.
11.	Customers and suppliers
11.1	The definition in this paragraph applies in this agreement.

“Material Counterparty” means any customer, client or supplier of the Company who is of material importance to the business or profits of the Company.

11.2	In the period of 12 months ending on the date of this agreement:
(a)	no Material Counterparty has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with, the Company;

(b)	there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company; and
(c)

the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or reduction in trading with, any customer, client or supplier of the Company, or a change in the terms on which any such customer, client or supplier does business with the Company.

11.3	The Seller is not aware of any fact that may reasonably be likely to give rise to any matter listed in paragraph 11.2.
11.4	No customer, client or supplier accounted for more than 10% of the aggregate sales or purchases (as applicable) made by the Company during the period of 12 months ending on the date of this agreement.
12.	Contracts
12.1	The definition in this paragraph applies in this agreement.

“Material Contract” means any agreement, arrangement, understanding or commitment that the Company is a party to, or bound by, which is of material importance to the business, profits or assets of the Company and involves or is likely to involve an aggregate consideration payable by or to the Company, or actual or potential liability for the Company, in excess of £100,000.

12.2	Except as Disclosed, the Company is not a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:
(a)	is a Material Contract; or
(b)	is of an unusual or exceptional nature; or
(c)	is not in the ordinary and usual course of the Business; or
(d)	may be terminated as a result of a change of Control of the Company; or
(e)	restricts the freedom of the Company to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit; or
(f)	involves agency or distributorship; or
(g)	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements; or
(h)	involves the grant of any sole or exclusive rights by or to the Company; or
(i)	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or
(j)	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £100,000; or
(k)	requires the Company to pay any commission, finders’ fee, royalty or the like; or
(l)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or
(m)	is not on arm’s-length terms; or
(n)	is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase or right to purchase any asset by instalment payments.

12.3

There are no outstanding or ongoing negotiations of material importance to business, profits or assets of the Company, or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract, or a contract of any other type as referred to in paragraph 12.2 of Part 1 of this Schedule 3.

12.4	Each Material Contract is in full force and effect and binding on the parties to it.
12.5	Neither the Company, nor so far as the Seller is aware any other counterparty is (or will, with the lapse of time, be) in default of:
(a)	any Material Contract; or
(b)	any other agreement, arrangement, undertaking or commitment a default of which would be material having regard to the trading, profits or financial position of the Company.
12.6	No such default has been threatened, and so far as the Seller is aware there are no facts or circumstances likely to give rise to any such default.
12.7

No notice of termination of a Material Contract has been received or served by the Company, and so far as the Seller is aware there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

12.8	Each of the Material Contracts has been entered into on the Company’s usual terms and in the ordinary course of the Company’s business.
13.	Transactions with the Seller and the Seller’s interests
13.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:
(a)	the Seller, or any person Connected with the Seller;
(b)	a Director, or any person Connected with a Director; or
(c)	any person relating to payments to or arrangements made with those persons listed in sub-paragraphs (a) and (b) of this paragraph 13.1.
13.2	Neither the Seller, nor any person Connected with a Seller, has a claim of any nature against the Company, or has assigned to any person the benefit of any such claim.
13.3

The Seller is not at the Completion Date, nor has it been at any time during the period of two years immediately preceding the Completion Date, concerned, interested or engaged, directly or indirectly and in whatever capacity, in any other business competitive with all or any part of the Business as it is carried on at the Completion Date.

14.	Finance and guarantees
14.1	The Disclosure Letter contains full particulars of:
(a)	all money borrowed by the Company; and
(b)

all loans, overdrafts or other financial facilities currently outstanding or available to the Company (“Financial Facilities”), including copies of all material documents relating to such Financial Facilities.

14.2	The total amount borrowed by the Company (whether pursuant to the Financial Facilities or otherwise) does not exceed any limitations on the borrowing powers of the Company contained in:
(a)	its articles of association; or
(b)	any debenture or other deed or document binding on the Company.

14.3	There are no circumstances or matters which could affect the continuance of any of the Financial Facilities, or which may result in an amendment of their terms.
14.4

No indebtedness of the Company is due and payable and no Encumbrance over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

14.5

The Company has not received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company.

14.6

No Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into by the Company or any third party in respect of borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise), nor has any such person agreed to do so.

14.7

The Company has not given or entered into, or agreed to give or enter into, any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, of any other person.

14.8	The Company has not:
(a)	factored or discounted any of its debts; or
(b)	engaged in financing of a type which would not need to be shown or reflected in the Accounts; or
(c)	waived any right of set-off it may have against any third party.
14.9

The Company has no outstanding loan capital, nor has it lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

14.10	The debts owing to the Company as reflected in the Accounts, and all debts subsequently recorded in the books of the Company since the Accounts Date:
(a)	have been realised in full;
(b)	have not been outstanding (in whole or in part) for more than two months from its due date for payment; and
(c)	are not subject to any right of set-off or counterclaim.
14.11	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.
14.12

Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company has no other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business.

15.	Liabilities
15.1	The Company has no liabilities (including contingent liabilities) other than as disclosed in the Accounts, the Management Accounts or incurred in the ordinary and proper course of the Business.
15.2	No sum is owing by the Company to their auditors, solicitors or other professional advisers, and no accrual ought properly be made by it in respect of any such sum.

16.	Effect of sale of Sale Shares
16.1	Neither the acquisition of the Sale Shares by the Buyer, nor compliance with the terms of this agreement will:
(a)	so far as the Seller is aware, cause the Company to lose the benefit of any asset, right or privilege it presently enjoys; or
(b)

relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any other right in respect of the Company; or

(c)	result in any customer, client or supplier being entitled to cease dealing with the Company, or materially reducing its level of business, or changing the terms on which it deals, with the Company; or
(d)	result in the loss or impairment of, or any default under, any licence, authorisation or consent required by the Company for the purposes of the Business; or
(e)	so far as the Seller is aware, result in any officer or senior employee leaving the Company; or
(f)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or
(g)

result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn; or

(h)	entitle any person to receive from the Company any finders fee, brokerage or other commission in connection with the Transaction; or
(i)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or
(j)	entitle any person to acquire, or affect the entitlement of any person to acquire, shares in the Company.
17.	Insolvency
17.1	Neither the Seller, the Guarantor nor the Company:
(a)	is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; or
(b)	has stopped paying its debts as they fall due.
17.2	No step has been taken in any applicable jurisdiction to initiate any process by or under which:
(a)	the ability of the creditors of the Company, the Seller or the Guarantor to take any action to enforce their debts is suspended, restricted or prevented; or
(b)

some or all of the creditors of the Company, the Seller or the Guarantor accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company, the Seller or the Guarantor; or

(c)	a person is appointed to manage the affairs, business and assets of the Company, the Seller or the Guarantor on behalf of their creditors; or
(d)	the holder of a charge over any of the assets of the Company, the Seller or the Guarantor is appointed to control the business and/or any assets of the Company, the Seller or either Guarantor.

17.3	In relation to the Company, the Seller or the Guarantor:
(a)	no administrator has been appointed;
(b)	no documents have been filed with the court for the appointment of an administrator; and
(c)

no notice of an intention to appoint an administrator has been given by the relevant company, its Directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

17.4

No process has been initiated which could lead to the Company, the Seller or the Guarantor being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

17.5	No distress, execution or other process has been levied on an asset of the Company, the Seller or the Guarantor.
17.6	The Covenantor has not:
(a)	had a bankruptcy petition presented against him or been declared bankrupt; or
(b)	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986; or
(c)	entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or
(d)	been subject of any other event analogous to the foregoing in any jurisdiction.
18.	Accounts
18.1	The Accounts have been properly prepared in accordance with generally accepted accounting principles applied in the UK and in accordance with the applicable law and regulations of that jurisdiction.
18.2	The Accounts have been prepared by a firm of accountants.
18.3	The Accounts:
(a)	make proper and adequate provision for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;
(b)	do not overstate the estimated value of current or fixed assets at the Accounts Date; and
(c)	do not understate any liabilities (whether actual or contingent) at the Accounts Date.
18.4	The Accounts give a true and fair view of the state of affairs of the Company as at the Accounts Date, and of the profit or loss of the Company for the financial year ended on that date.
18.5

The Accounts contain either provision adequate to cover to the extent required by the Companies Act 2006 and the relevant Financial Reporting Standards, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the Accounts Date.

18.6

The Accounts are not affected by any extraordinary, exceptional or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

18.7	The Accounts have been filed and laid before the Company (as the case may be) in general meeting in accordance with the requirements of all applicable laws and regulations.
18.8	The Accounts have been prepared on a basis consistent with the accounts of the Company, for the two prior accounting periods without any change in accounting policies used.

18.9

The Management Accounts fairly represent the assets and liabilities and the profits and losses of the Company as at and to the date for which they have been prepared, and use and/or apply the same accounting methods, practices, principles, policies and procedures (including classifications, judgments and valuation and estimation methodologies) as used and/or applied in the Accounts.

19.	Changes since Accounts Date

Since the Accounts Date:

(a)	the Company has conducted the Business in its normal course and as a going concern;
(b)	there has been no material adverse change in the turnover or financial position of the Company;
(c)	the Company has not issued or agreed to issue any share or loan capital;
(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;
(e)	the Company has not borrowed or raised any money or given or taken any form of financial security;
(f)

no capital expenditure has been incurred on any individual item by the Company in excess of £5,000 and neither the Company has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £5,000;

(g)	no shareholder resolutions of the Company have been passed;
(h)	the Company has paid its creditors in accordance with the Company’s normal practice and there are no amounts owing by the Company which have been outstanding for more than 90 days; and
(i)

there has been no reduction in the value of the net assets of the Company determined in accordance with the same accounting principles and policies as those applied in the Accounts (and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the Accounts or, in the case of any of the assets acquired by the Company after the Accounts Date, at a figure no greater than cost).

20.	Financial and other records
20.1	All financial and other records of the Company (“Records”):
(a)	since 22 January 2014, have been properly prepared and maintained;
(b)

constitute an accurate record of all matters required by law to appear in them, and in the case of the accounting records, comply with the requirements of section 386 and section 388 of the Companies Act 2006;

(c)	do not contain any material discrepancies; and
(d)	are in the possession or control of the Company.
20.2	No notice has been received by the Seller or the Company or so far as the Seller is aware allegation made that any of the Records are incorrect or should be rectified.
20.3	To the extent that any of the Records are maintained or stored electronically:
(a)	the Company is the owner of any hardware and software required to access, maintain, copy and use such Records, and such ownership is not shared with any other person; and
(b)	such Records are adequately backed-up.

21.	Assets
21.1

The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Company in connection with the Business (except for those disposed of since the Accounts Date in the normal course of business) are:

(a)	legally and beneficially owned by either the Company, and the relevant owner has good and marketable title to such assets;
(b)	not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and
(c)	in the possession and control of the Company.
21.2

None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

21.3	The Company either owns or has licensed to it all assets necessary for the continuation of the Business as it is carried on at the date of this agreement.
22.	Equipment
22.1	The vehicles, office and other equipment used by the Company in connection with the Business are:
(a)	in good working order (fair wear and tear excepted) and have been regularly and properly maintained;
(b)	capable of doing the work for which they are used by the Company; and
(c)	not surplus to the current requirements of the Company.
23.	Intellectual Property
23.1	The definition in this paragraph applies in this agreement:

“Intellectual Property Rights” means patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

23.2

Complete and accurate particulars are set out in Schedule 7 respectively of all registered Intellectual Property Rights (including applications for such rights) and all material unregistered Intellectual Property Rights owned, used or held for use by the Company.  In addition, nothing has been extracted or copied from the files or databases or source code repositories used by and owned by the Company prior to Completion which would materially affect or prejudice the ability of the Company to carry on its Business as efficiently as it had done before Completion.

23.3

The Company does not rely upon any specific third party vendor preferential or exclusive licence or application access for any commercial advantage when providing e-commerce solutions for its clients and complete and  accurate particulars are set out in Part 3 and Part 4 of Schedule 7 of all material licences, agreements, authorisations and permissions (in whatever form and whether express of implied) under which the Company:

(a)	uses or exploits Intellectual Property Rights owned by any third party; and/or
(b)	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

23.4

Except as set out in Schedule 7, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7, free from all Encumbrances.

23.5

The Company does not require any Intellectual Property Rights other than those set out in parts Part 1, Part 2, Part 3 and Part 5 of Schedule 7 in order to carry on the Business as it is conducted at the date of this agreement.

23.6

The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7 are valid, subsisting and enforceable and so far as the Seller is aware nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights by the Company have been paid on time or taken;
(b)

so far as the Seller is aware, all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

(c)

so far as the Seller is aware, no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name;

(d)	so far as the Seller is aware, nothing has been done, or not been done, which might render any registered trademark owned or used by the Company liable to be revoked or declared invalid;
(e)

there are no outstanding or so far as the Seller is aware potential claims against the Company under any contract or under section 40 of the Patents Act 1977 for employee compensation in respect of any Intellectual Property Rights; and

(f)	so far as the Seller is aware, there are and have been no claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.
23.7

So far as the Seller is aware nothing is due to be done within 30 days of the date of this agreement the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company which are registered or the subject of an application for registration.

23.8

So far as the Seller is aware, there has been no infringement by any third party of any of the Intellectual Property Rights set out in Part 1, Part 2 and Part 4 of Schedule 7, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

23.9	The agreements and licences set out in Part 3 and Part 4 of Schedule 7:
(a)	are valid and binding on the Company and so far as the Seller is aware, the relevant counterparty;
(b)	so far as the Seller is aware, have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;
(c)	so far as the Seller is aware, are not the subject of any claim, dispute or proceeding, pending or threatened; and
(d)	have, where required, been duly recorded or registered.
23.10	A change of Control of the Company will not result in the termination of, or have a material effect on, any of the Intellectual Property Rights set out in Schedule 7.

23.11	The activities of the Company, and so far as the Seller is aware the activities of any licensee of Intellectual Property Rights granted by the Company:
(a)	have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party;
(b)	have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and
(c)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.
23.12

The Company does not require any Intellectual Property Rights which were assigned (or purportedly assigned) to third parties referred to by clause 23.3(b) of the disclosure letter sent by Paul Sessions and Edward Bersey to the Seller on 22 January 2014 (document 1.4 of the supplemental documents included in the Disclosure Bundle) in order to carry on the Business as it is conducted at the date of this agreement.

24.	Information technology
24.1	The definitions in this paragraph apply in this agreement.

“IT Contracts” means all written and oral arrangements and agreements (including those currently being negotiated) under which any third party (including without limitation any source code deposit agents) provides or will provide any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance, hosting, outsourcing, security, back-up, disaster recovery, insurance, development, support and services agreements.

“IT System” means all computer hardware (including network and telecommunications equipment), databases (“Databases”) and software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software (“Source Code”)) (“Software”) owned, used, leased or licensed by or to the Company.

“Virus” means any program which contains malicious code or infiltrates or damages a computer system without the owner’s informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

24.2

Accurate particulars of the IT System and IT Contracts and Databases and a summary of the Software are set out in Part 1 and the Seller has no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business.

24.3

Except to the extent provided in the IT Contracts, the Company are the owners of and in possession of the IT System free from Encumbrances.  The Company has all necessary rights from third parties to enable it to use the IT System for the purposes of the Business as would customarily be expected by a business similar to the Business.

24.4

The IT Contracts are valid and binding and, so far as the Seller is aware, no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

24.5	There are and have been no claims, disputes or proceedings arising or so far as the Seller is aware, threatened under any of the IT Contracts.
24.6

None of the IT Contracts is liable to be terminated or otherwise materially affected by a change of Control of the Company, and the Seller has no reason to believe that any of the IT Contracts will not be renewed on the same or substantially the same terms when they expire. Each IT Contract which has an aggregate future liability on the part of the Company of more than £8,500 is terminable by the Company by giving notice of not more than 60 days for a cost of less than £8,500.

24.7	The Company has either:
(a)	possession or control of the Source Code of all Software, and so far as the Seller is aware there has been no disclosure of such Source Code; or
(b)

the right to gain access to the Source Code of all Software under the terms of source code deposit agreements with the owners of the rights in the relevant Software and reputable deposit agents (particulars of which are set out in Part 1).

24.8	The elements of the IT System:
(a)	are functioning properly and in accordance with all applicable specifications and with the service levels set out in the IT Contracts, and are fit for the purposes of the Business;
(b)	are not defective in any respect and have not been materially defective or materially failed to function since 22 January 2014;
(c)	so far as the Seller is aware do not contain any Virus and have not within the last 12 months been infected by any Virus or accessed by any unauthorised person;
(d)	have sufficient capacity, scalability and performance to meet the current requirements of the Business;
(e)	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and
(f)

have been satisfactorily and regularly maintained, all versions of the Software used by the Business are currently supported by the respective owners of the Software and the IT System has the benefit of appropriate maintenance and support agreements, accurate particulars of which are set out in Part 1.

24.9

Save where expressly indicated in Schedule 7, there has not been included or used any open-source software (as defined at http://opensource.org/docs/osd) or any libraries or code licensed from time to time under the General Public Licence (as set out at http://www.gnu.org/licenses/gpl.html) or any similar licence in, or in the development of, the IT System, nor does any element of the IT System operate in such a way that it is compiled with or linked to any of the foregoing.

24.10

The Company has implemented appropriate procedures in accordance with industry practice (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it with regard to use of the IT System for the purposes of the Business.

24.11

The Company has in place a disaster recovery plan which is fully documented and would enable the Business to continue if there were significant damage to or destruction of some or all of the IT System, and a data security breach plan, each of which was made in accordance with industry practice. A copy of each plan is attached to the Disclosure Letter.

24.12

The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company or their respective suppliers or customers which depend on date-programmed control devices) has not been affected by any changes in dates (past or present). In particular:

(a)	no value for a current date has caused any interruption in operation;
(b)	date-based functionality has behaved consistently for all dates;
(c)	in all interfaces and data storage, the century in any date is specified either explicitly or by unambiguous algorithms or inferencing rules; and
(d)	all leap years have been recognised as such.
24.13

All Databases are accurate and none has suffered any loss or corruption and/or have not been materially deleted, encrypted, extracted or copied or licensed to any third party in the 12 (twelve) month period prior to Completion and are sufficient to enable the Company to carry on its business in the same manner as it had done in such period.

25.	Data protection
25.1	Since 22 January 2014, the Company has notified registrable particulars under the DPA 1998 of all personal data held by them and:
(a)	has renewed such notifications and has notified any changes occurring in between such notifications as required by the DPA 1998;
(b)	has paid all fees payable in respect of such notifications;
(c)	the contents of such notifications (copies of which are included in the Disclosure Letter) are accurate; and
(d)	there has been no unauthorised disclosure of personal data outside the terms of such notifications.
25.2	The Company has not transferred any personal data outside the European Economic Area.
25.3	Since 22 January 2014, the Company has:
(a)

complied in all respects with the Data Protection Act 1984 and the DPA 1998 including in relation to any manual data in respect of which the transitional exemptions under Part 1 of the DPA 1998 have now expired;

(b)	satisfied any requests for access to personal data subject to paragraph 25.3(a);
(c)	established the procedures necessary to ensure continued compliance with the Data Protection Act 1984 and the DPA 1998; and
(d)

complied with the requirements of the seventh principle of the DPA 1998 in respect of any processing of data carried out by a data processor on behalf of the Company, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Company, and requiring the data processor to comply with obligations relating to security measures equivalent to those imposed on the Company by the seventh principle as mentioned above.

25.4	Since 22 January 2014, the Company has not received any:
(a)	notice or complaint under the DPA 1998 alleging non-compliance with that Act (including any information or enforcement notice, or any transfer prohibition notice); or
(b)	claim for compensation for loss or unauthorised disclosure of data; or
(c)	notification of an application for rectification or erasure of personal data,

and so far as the Seller is aware, there are no circumstances which may give rise to the giving of any such notice or the making of any such notification.

25.5

Since 22 January 2014, the Company has complied in all material aspects with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

25.6

The Company is not aware of any circumstances in relation to which the Company has suffered a security breach, vulnerability or incident relating to any personal data, confidential or other sensitive commercial information, either owned by the Company or any third party (“Commercial Data”).

25.7

The Company has in place all adequate technical and operational processes and procedures, including appropriate due diligence and verification checks in accordance with best practice in the IT industry and all applicable laws, both internally and externally, in relation to its engagement of contractors and suppliers, as well as its employees, to protect against the unauthorised disclosure, access or accidental loss of Commercial Data.

26.	Employment
26.1	The definitions in this paragraph apply in this agreement.

“Employment Legislation” means legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers including (but not limited to) any legislation (and any amendment, extension or re-enactment of such legislation) and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

“Employee” means any person employed by the Company under a contract of employment.

“Worker” means any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

26.2	The name of each Director is set out in Schedule 1.
26.3	The Disclosure Letter includes anonymised particulars of each Employee and Worker and the principal terms of their contract including:
(a)	the company which employs or engages them;
(b)	their current remuneration (including any benefits and privileges that the Company provides or is bound to provide to them or their dependants, whether now or in the future);
(c)	the commencement date of each contract and, if an Employee, the date on which their continuous service began;
(d)	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;
(e)	the type of contract (whether full or part-time or other);
(f)	their date of birth; and

such particulars are accurate in all respects.

26.4

The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from another employer) and the particulars of the terms on which the individual provides services, including:

(a)	the company which engages them;
(b)	the remuneration of each individual (including any benefits and privileges that the Company provides or is bound to provide) to them or their dependants, whether now or in the future; and
(c)	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals.
26.5

The Disclosure Letter includes anonymised details of all Employees and Workers who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill-health or for any other reason.

26.6

No notice to terminate the contract of employment of any Employee or Worker (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between the Company and any current or former:

(a)	Employee relating to their employment, its termination or any reference given by the Company regarding such Employee; or
(b)	Worker relating to their contract, its termination or any reference given by the Company regarding such Worker.
26.7	No questionnaire has been served on the Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.
26.8	Every Employee or Worker who requires permission to work in the UK has current and appropriate permission to work in the UK.
26.9	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.
26.10

The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Directors, officers or senior Employees of the Company to terminate their employment or receive any payment or other benefit.

26.11

All contracts between the Company and its Employees and Workers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company other than wages, commission or pension.

26.12	All contracts between the Company and its Directors, Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006.
26.13

The Company is not a party to, bound by or proposing to introduce in respect of any Director or Employee any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

26.14

Since 22 January 2014, the Company (nor any predecessor or owner of any part of its businesses) has not been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any of the Employees or any other persons engaged in the business of the Company and no event has occurred which may involve such persons in the future being a party to such a transfer. No such persons have had their terms or employment varied for any reason as a result of or connected with such a transfer.

26.15

The Company is not a party to, bound by or proposing to introduce in respect of any current or former director, Employees or Workers of the Company any incentive scheme or arrangement (including, without limitation, any share option arrangements, commission, profit sharing or bonus scheme).

26.16

There are no incentive schemes or other incentive arrangements (including, without limitation, any share option arrangements, commission, profit sharing or bonus scheme) established by the Company or any other person in which any current or former director, Employee or Worker of the Company participates.

26.17

The Company has not incurred any actual or contingent liability in connection with the termination of the employment of any of its Employees (including redundancy payments) or for a failure to comply with any order for the reinstatement or re-engagement of any Employee.

26.18	The Company has not incurred any liability for a failure to provide information or to consult with Employees under any Employment Legislation.
26.19

The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a current or former director, officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

26.20

The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and there is nothing likely to give rise to such a dispute or claim.

26.21

No subject access requests made to the Company pursuant to the DPA 1998 by Employees or Workers are outstanding and the Company has complied with the provisions of the DPA 1998 in respect of all personal data held or processed by them relating to their current or former Employees and Workers.

26.22

The Company has not altered any of the terms of employment or engagement of its Employees or Workers, nor has it offered, promised or agreed to any future variation in the contract of any Employee or Worker.

26.23	The Company has not transferred or agreed to transfer any Employee or Worker from working for the Company or induced any Employee or Worker to resign their employment with the Company.
26.24

There are no sums owing to or from any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period, commission and bonus payments, and holiday pay that are not provided for in the Management Accounts.

26.25	There are no loans or notional loans to any current or former director, Employee or Worker or any of their nominees or associates made or arranged by the Company.
26.26	The Disclosure Letter includes:
(a)	anonymised copies of all different categories of contracts, handbooks, policies and other documents which apply to any of the Employees and Workers; and
(b)

copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any Employee or Worker.

26.27	In respect of each Employee and Worker, the Company has:
(a)

performed all legally binding obligations and duties they are required to perform (and settled all outstanding claims), whether arising under contract, statute, at common law or in equity or under any treaties including the EU Treaty or the Treaty on the Functioning of the European Union or laws of the European Union or otherwise;

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and
(c)	maintained adequate, suitable and up to date records.
26.28	No Employee is subject to a current disciplinary warning or procedure.
26.29

No employment-related securities or securities options (as defined in Part 7 of ITEPA 2003) (including, without limitation, shares in the Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company.

26.30

There are no securities, options over securities or interests in securities (other than those securities or options referred to in paragraph 26.29 above) in respect of which the Company may have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) issued, granted or transferred to any current or former director, Employee or Worker.

26.31

There are no employee benefit trusts, family benefit trusts or similar arrangements under which any current or former director, Employee or Worker or any of their nominees or associates may benefit in any form.

26.32	No payments have been made to Symotive in connection with the employment of Edward Bersey and/or Paul Sessions in respect of which PAYE or national insurance should have and have not been paid.

27.	Retirement benefits
27.1

The Pension Scheme is the only arrangement under which the Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (“Pensionable Employees”). No proposal or announcement has been made to any employee or officer of the Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

27.2	Accurate details of the Pension Scheme are set out in the Disclosure Letter, including (but not limited to):
(a)	copies of all documents governing the Pension Scheme and of any related announcements and explanatory booklets;
(b)	the two latest annual reports and accounts of the Pension Scheme;
(c)	a list of all Pensionable Employees who are members of the Pension Scheme with all details relevant to their membership and necessary to establish their entitlements under the Pension Scheme;
(d)

for each Pension Scheme that provides defined benefits, a true and complete copy of the most recent actuarial valuation of the Pension Scheme and a true and complete copy of all subsequent actuarial advice;

(e)

for each Pension Scheme that is an occupational pension scheme, all reports relating to the investment of the assets of the Pension Scheme during the last year and a list showing each asset of the Pension Scheme and its market value as at a date no earlier than one month before the date of this agreement; and

(f)	all agreements for the provision of services and any insurance contracts relating to the Pension Scheme.

The documents listed above contain complete details of all benefits payable in respect of the Pensionable Employees under the Pension Scheme (including any benefits payable to any Pensionable Employee on early retirement or redundancy under the Pension Scheme, or any previous scheme of which the Pensionable Employee was a member). No power to increase those benefits or to provide different benefits has been exercised, and there are no circumstances in which there is a practice of exercising such a power under the Pension Scheme.

27.3

The Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 (“PA 2008”) and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company. Details of this compliance are set out in the Disclosure Letter, including (but not limited to):

(a)	any documents relating to the staging date for the Company;
(b)

copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, including details of their respective registration in accordance with regulation 3 of the Employers’ Duties (Registration and Compliance) Regulations 2010 (“2010 Regulations”);

(c)	copies of any records kept in accordance with regulations 5 to 8 of the 2010 Regulations in respect of the Employees;
(d)

if a personal pension scheme was used as a qualifying scheme (within the meaning of section 16(1) of the PA 2008), copies of any agreements between the provider and the jobholder under section 26 of the PA 2008;

(e)	details of any Employees who have opted out and copies of any opt-out letters in respect of those employees;
(f)	if a money purchase scheme is being used, a copy of any certification under section 28 of the PA 2008; and
(g)	if a defined benefit scheme is being used, a copy of the actuary’s or employer’s certificate that the scheme is a qualifying scheme, or a copy of the contracting-out certificate.

27.4

All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Scheme have been duly paid. There are no liabilities outstanding in respect of the Pension Scheme at the date of this agreement. The contributions in respect of the Pension Scheme have been paid at the rates set out in the most recent schedule of contributions or the most recent payment schedule.

27.5

All death and disability benefits provided to the employees of the Company are fully insured by an insurance policy with an insurer of good repute. The Seller is not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside.

27.6

The Disclosure Letter contains details of the rates at which the contributions to the Pension Scheme of each of the Company and the employees are being paid and how they are calculated, and whether they are paid in advance or in arrear. All amounts due to the Pension Scheme have been paid.

27.7

No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Company or to any other person in respect of the Pension Scheme and there is no fact or circumstance likely to give rise to any such notice or direction.

27.8	The Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and there is no reason why HM Revenue & Customs might de-register the scheme.
27.9

If the Pension Scheme is a contracted-out scheme within the meaning of the Pension Schemes Act 1993, there is in force a contracting-out certificate covering the Company and there is no reason why the certificate might be cancelled. No Pension Scheme that provides money purchase benefits is contracted out on a final salary basis.

27.10

The Pension Scheme has been designed to comply with, and has been administered in accordance with, all applicable legal and administrative requirements and in compliance with its governing documents. The Company has complied in all material respects with its obligations under and in respect of the Pension Scheme.

27.11

For any Pension Scheme that provides defined benefits, the Actuary’s report on the latest actuarial valuation describes the financial position of that Pension Scheme at its effective date. Nothing has happened since that date which would affect, to a material extent, the level of funding of that Pension Scheme. Since that date, contributions have been paid to that Pension Scheme at the rates recommended by the Actuary. No assets have been withdrawn from that Pension Scheme (except to pay benefits) since the effective date of the list of assets disclosed in the Disclosure Letter.

27.12

Prior to 1 October 2012, the Company provided access to a designated stakeholder scheme for their Pensionable Employees who are not members of the Pension Scheme, as required by section 3 of the Welfare Reform and Pensions Act 1999.

27.13

The Company has not discriminated against, or in relation to, any Pensionable Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits.

27.14

No claims or complaints have been made or so far as the Seller is aware, are pending or threatened in relation to the Pension Scheme or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Pensionable Employees. So far as the Seller is aware, there are no facts or circumstances likely to give rise to such claims or complaints.

27.15

No acts, omissions or other events have been reported to the Pensions Regulator under sections 69 or 70 of the Pensions Act 2004 and so far as the Seller is aware there is no fact or circumstance likely to give rise to such reports.

27.16	The Pension Scheme does not and has not accepted any contributions from a European employer as defined for the purposes of Part 7 of the Pensions Act 2004.
27.17

For any Pension Scheme that provides defined benefits, there has been no arrangement which might be construed as a compromise or a reduction of a statutory debt under section 75 or 75A of the Pensions Act 1995.

27.18

For any Pension Scheme that provides defined benefits, there is no amount that is treated as a debt due to the trustees of that Pension Scheme, or from the Company to the trustees of any other pension scheme, under section 75 or 75A of the Pensions

Act 1995 (or its predecessor, section 144 of the Pension Schemes Act 1993). The Company has never participated in any occupational pension scheme other than the Pension Scheme.
27.19	If the Pension Scheme is a money purchase scheme, that scheme provides money purchase benefits only as defined in section 181 of the Pension Schemes Act 1993.
28.	Property
28.1	The definitions in this paragraph apply in this agreement.

“Current Use” means the permitted use under the terms of the Lease.

“Leases” means the leases under which the Property is held dated 23 January 2009, and 28 July 2014, and made between The Borough Council of Basingstoke and Deane (1) and the Company (2) and any and all supplemental documents.

“Previously-owned Land and Buildings” means land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by it but pursuant to a different lease, licence, transfer or conveyance.

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008, and any other legislation from time to time regulating the use or development of land.

“Property” means the leasehold property comprised in the Leases, known as Ground and First Floor Premises at Eastlands One, 2 London Road, Basingstoke, Hampshire, as registered (insofar as required) at the Land Registry with title absolute under the number HP714160 and held pursuant to the Leases. Only the 2009 Lease was compulsorily registerable at grant and is therefore referred to in the register of title, the area demised in the 2014 Lease was demised for a term that did not trigger registration at grant.

“Property Statutes” means the Public Health Acts, Occupiers Liability Act 1957, Offices, Shops and Railway Premises Act 1963, Health and Safety at Work etc. Act 1974, Control of Pollution Act 1974, Occupiers Liability Act 1984, Environmental Protection Act 1990, Construction (Design and Management) Regulations 1994, Environmental Protection Act 1995, Equality Act 2010, Control of Asbestos Regulations 2012, Construction (Design and Management) Regulations 2007 and all other regulations, rules and delegated legislation under, or relating to, such statutes.

“Statutory Agreement” means agreement or undertaking entered into under section 18 of the Public Health Act 1936, section 52 of the Town and Country Planning Act 1971, section 33 of the Local Government (Miscellaneous Provisions) Act 1982, section 106 of the Town and Country Planning Act 1990, section 104 of the Water Industry Act 1991 and any other legislation (later or earlier) similar to these statutes.

28.2

The Property is the only land and buildings owned, used or occupied by the Company. The Property comprises two units in the same building above one another, so that in effect the Company has the whole of the ground and first floor units of the building, save for the common parts.

28.3

The plans to the Leases look virtually identical, but they each demise similar areas at ground and first floor level.  The 2014 lease was a later lease adding on the new space.  The 2009 space is the only area with a repair responsibility limited by a schedule of condition. In the 2014 lease there is a stepped rent rather than an open market rent review as contained in the 2009 Lease.

28.4

The Company has no right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Property.

28.5	Neither the Company nor any other company that has at any time been a subsidiary of the Company, has any subsisting actual or contingent liability in respect of Previously-owned Land and Buildings.

28.6

Save for indemnities given by the Company under the terms of the Leases, neither the Company nor any other company that has at any time been a subsidiary of the Company has given any subsisting guarantee or indemnity for any liability relating to any of the Property, any Previously-owned Land and Buildings or any other land or buildings.

28.7

All replies given in writing by or on behalf of the Seller in response to any enquiries raised in writing by or on behalf of the Buyer in relation to the Property were complete and accurate at the date they were given, and would still be complete and accurate if the replies were instead being given on the date of this agreement. In this paragraph 28.7, the expression in writing shall include e-mail.

28.8	The Company is solely legally and beneficially entitled to the Property.
28.9

The Company is in possession and actual occupation of the Property on an exclusive basis, and the Company has not granted, or agreed to grant, any right of occupation or enjoyment in respect of the Property to any third party.

28.10	So far as the Seller is aware there are no circumstance that could render any transaction affecting the title of the Company to the Property liable to be set aside under the Insolvency Act 1986.
28.11	The unexpired residue of the term granted by the Leases is vested in the Company.
28.12

In relation to the Leases, all principal rent and demanded additional rent and all demanded other sums payable by the lessee under the Leases (“Lease Sums”) have been paid as and when they became due and no Lease Sums have been:

(a)	set off or withheld; or
(b)	commuted or waived (save as revealed in replies to enquiries).
28.13	Save as revealed in replies to enquiries, no collateral assurances, undertakings or concessions have been made by any party to any of the Leases.
28.14	The Property (and the proceeds of sale from them) is free from:
(a)	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent charge, lien or other right in the nature of security; and
(b)	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

and there is no agreement or commitment to give or create any of them.

28.15

Save for public requirements and matters contained or referred to in the Lease or the registered title to the Property, the Seller is not aware of any covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Property which conflict with the Current Use of the Property.

28.16

So far as the Seller is aware the Property is not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges, electricity, telephone, broadband and all other utility outgoings and charges incurred, principal rent, insurance premiums and service charges and all outgoings and payments as contained or referred to in the Leases.  So far as the Seller is aware all outgoings that have been properly demanded against the Property during the term of the Leases have been paid when due and none is disputed.

28.17

So far as the Seller is aware there are no circumstances which (with or without taking other action), would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Property, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Property.

28.18

So far as the Seller is aware the Company has not (and nobody on its behalf has) expressly or impliedly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Property or of which the Property has the benefit.

28.19	The Property is actively used by the Company in connection with the Business.

28.20

So far as the Seller is aware, there are no environmental risks that have had an impact on the use and enjoyment of the Property since the Company’s occupation and no environmental notices have been received by the Company in relation to the Property itself and/or the areas surrounding the Property.

28.21

So far as the Seller is aware the Company has not received any notices, complaints or requirements issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to the Property, the Current Use of the Property or any machinery, plant or equipment in them, and so far as the Seller is aware there is no matter or circumstance which could lead to any such notice, complaint or requirement being issued or made.

28.22

There exists no dispute between the Company and the owner or occupier of any other premises adjacent to or neighbouring the Property and the Seller has no actual knowledge of any matter or circumstance that could give rise to any such dispute.

29.	Environment and health and safety
29.1	The definitions in this paragraph apply in this agreement.

“Environment” means the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

“EHS Laws” means all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes that are legally binding and in force as at the date of this agreement to the extent that they relate to or apply to the Environment or to the health and safety of any person.

“EHS Matters:” means all matters relating to:

(a)	pollution or contamination of the Environment;
(b)	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;
(c)	the exposure of any person to any Hazardous Substances or Waste;
(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;
(e)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or
(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

“EHS Permits” means any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to the Property.

“Harm” means harm to the Environment, and in the case of man, this includes offence caused to any of his senses or harm to his property.

“Hazardous Substances” means any material, substances or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos.

“Waste” means any waste, including any bye-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

29.2

The Company has obtained and materially complied at all times since 22 January 2014 with all EHS Permits. All EHS Permits are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of, or the inability to transfer, any EHS Permits.

29.3

The Company has at all times since 22 January 2014 operated materially in compliance with all EHS Laws and there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters.

29.4

So far as the Seller is aware there are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from the Property or any Previously-owned Land or Buildings.

30.	Anti-corruption
30.1	The definition in this paragraph applies in this agreement.

“Associated Person” means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of that company.

30.2	The Company is not, nor has it, at any time since 22 January 2014, engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.
30.3

No Associated Person of the Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company, and the Company has in place adequate procedures in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent their Associated Persons from undertaking any such conduct.

30.4

The Company nor any of its Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

30.5	The Company is eligible to be awarded any contract or business under section 23 of the Public Contracts Regulations 2006 or section 26 of the Utilities Contracts Regulations 2006 (each as amended).
31.	Position since 31 May 2016
31.1	Since 31 May 2016:
(a)

there has been no material adverse change in the business, assets, financial condition or trading position of the Company which has resulted or will result in a loss of revenue or liability for the Company in excess of £20,000 in aggregate;

(b)

no transfers of value (including, without limitation, dividends, distributions, returns of capital and any acquisition or disposal of assets) have been made to the Seller or any person Connected with it by the Company;

(c)	no debt or other amount owing to the Company by the Seller or any person Connected with it has been waived, forgiven or otherwise released (in whole or in part);
(d)	no indemnity or waiver has been granted by the Company in favour of the Seller or any person Connected with it;
(e)

the Company has not entered into any agreement or arrangement with the Seller or any person Connected with it in connection with any of the matters referred to in sub-paragraphs (b) to (d) inclusive above;

(f)

the Company is not nor will it become obliged to pay any bonus or incentive, or to make or provide any other payment or benefit of any nature, to the Seller or any person Connected with it as a result of, or in connection with, the Transaction; and

(g)

the Company has not incurred or paid, or will incur or pay, any costs or expenses to any person in connection with the Transaction, including any fees or expenses of any professional or other advisers.

Part 2. Tax warranties

1.	Tax returns and compliance
1.1

The Company has within the relevant time limits correctly made all returns, given all notices and submitted all computations, accounts or other information required to be made, given or submitted to any Tax Authority and all such returns and other documentation were and are true, complete and accurate in all material respects.

1.2

All claims, elections and disclaimers assumed for the purposes of the Accounts or the returns have within the relevant time limits been correctly made and submitted, and remain valid in all respects and the Disclosure Letter contains details of any claims, elections, disclaimers, returns or other documentation which need to be submitted to a Tax Authority, where the time limit has not expired at Completion.

1.3

The Company has made no agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the strict terms of relevant legislation or published practice of the relevant Tax Authority.

1.4	The Company is not a qualifying company within the meaning of Schedule 46 of Finance Act 2009 (Duties of Senior Accounting Officers of Qualifying Companies).
1.5

The Company is not subject to a legally binding obligation (whether or not conditional) that is has entered into prior to Completion outside of the ordinary course of business that is likely to result in an Event after Completion that will give rise to a  Liability for Taxation (as such terms are defined in the Tax Covenant).

2.	Deductions and Payments of Tax
2.1	The Company has:
(a)	properly deducted and/or withheld from payments made by it all Tax required to be deducted and/or withheld; and
(b)	within the relevant time limits paid or accounted for all Tax which it is or was liable to pay or account for (including Tax required to be deducted or withheld from payments).
2.2	The Company is not liable to pay corporation tax in instalments for the accounting period which will be current at Completion.
3.	Records
3.1

The Company has maintained and is in possession of all records required for Tax purposes and all such records remain true, complete and accurate. In particular, without limitation, the Company has sufficient records to enable it to calculate any present or, so far as possible, future liability for Tax or its entitlement to any deduction, relief or repayment of Tax and any claims or elections it has made relating to Tax.

4.	Penalties, disputes and investigations
4.1

The Company is not, and has not been liable to pay any fine, interest, surcharge or penalty in relation to Tax, nor has it been involved in any dispute with, or the subject of an enquiry or investigation by, a Tax Authority and there are no facts which are likely to cause it to become liable to pay any fine, interest, surcharge or penalty nor so far as the Seller is aware to give rise to any such dispute, enquiry or investigation.

4.2	No enquiry which has been made into a Tax return of the Company remains outstanding.
5.	Secondary Liabilities
5.1

No Tax has been or may be assessed on or required to be paid by the Company where the amount in question is the primary liability of another person, and where such assessment or requirement arises or arose by reason of the failure by any other person to satisfy a Tax liability.

6.	Close Company
6.1	The Company is a close company for the purposes of United Kingdom Tax but:
(a)	it is not and has never been a close investment holding company for the purposes of Section 34 CTA 2010; and
(b)

it has not made any loan to any participator or any associate for the purposes of Section 455 CTA 2010 or provided any payment or benefit to a participator which has or could be treated as a distribution for the purposes of Section 1064 CTA 2010.

7.	Residence and Overseas Matters
7.1

The Company is, and has always has been, resident only in the United Kingdom for Tax purposes (and has never been treated as resident outside the United Kingdom for the purposes of any double tax convention).

7.2

The Company is not carrying on and has never carried on any trade or otherwise been liable to Tax other than in the United Kingdom, or is acting or has ever acted as the branch, agent, factor, or tax representative of any person resident outside the United Kingdom for Tax purposes and no such person carries on any trade or business through the Company.

8.	Employment Taxes
8.1

The Company has properly operated the PAYE system and complied in all material respects with all its obligations in respect of national insurance contributions and has complied in all material aspects with all its reporting, accounting and payment obligations to the relevant authorities in connection with payments (including notional payments), expenses and benefits provided to or on behalf of employees, workers, consultants, officers or directors (including former employees, workers, consultants, officers or directors) of the Company or others.

8.2

No employee or director or former employee or director of the Company or any person associated with any of them holds or has ever held any shares or securities or options over or interests in any shares or securities of the Company and the Company could not be liable after Completion to pay national insurance contributions or account for income tax or national insurance under the PAYE system in respect of, or in consequence of any event occurring in relation to, any such shares, securities, options or interests.

8.3

In relation to all employment-related securities (as defined in section 421B(8) ITEPA 2003) in relation to which the Company is or has been or will be the employer (as defined in section 421B(8) ITEPA 2003), each relevant employee has entered into an election pursuant to section 431(1) ITEPA 2003 in the form approved by HMRC within 14 days of the acquisition of the employment-related securities (by him or any other person) and in relation to all securities options, such an election is required to be entered into by the relevant employee as a condition of exercise of the option.

8.4

No event has occurred, or will or may occur on or after Completion in respect of any employment related securities (as defined in section 421 B(8) ITEPA 2003) or any securities option (as defined in section 420 ITEPA 2003) which are in existence at or before Completion, which has or will, or may give rise to any current or former employee or director of the Company (or any person who is or may be treated for the purposes of any Tax as a current or former employee or director of the Company) being treated as having employment income under any of the provisions of Part 7 ITEPA 2003.

8.5

The Company has complied with all relevant reporting obligations contained in part 7 of ITEPA 2003 and the schedules referred to in that Part. Any event or circumstance occurring or existing on or prior to Completion which the Company will or may be required to report pursuant to Part 7 is set out in the Disclosure Letter providing all such information and details as may be required to comply in full with Part 7.

8.6

No payments or loans have been made to, nor any assets made available or transferred to, nor any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A ITEPA 2003.

8.7

There are no trusts or other arrangements in place, whether funded or established by the Company, under which any employees or former employees of the Company or any persons associated with such employees or former employees can obtain a benefit in any form.

9.	VAT and Indirect Taxes
9.1

The Company is registered in the United Kingdom for the purposes of the legislation relating to VAT and is not registered, and is not required to register, in any other jurisdiction in respect of VAT or any similar tax

9.2

The Company is not a member of a group for VAT purposes and no other companies are or have been treated as a member of the same group of companies as the Company for the purposes of Section 43 VATA 1994, and neither Section 43(1AA) VATA 1994 nor Section 43(2A) VATA 1994 has applied or could apply in relation to a member of such groups.

9.3	The Company:
(a)

has not been given any penalty liability notice within Section 64 VATA 1994, any surcharge liability notice within Section 59 or 59A VATA 1994 or any written warning within Section 76(2) VATA 1994; and

(b)

is not required to make payments on account of VAT pursuant to the Value Added Tax (Payments on Account) Order 1993 or to give security to a Tax Authority in relation to VAT or customs or excise duties.

9.4	All supplies made by the Company are taxable supplies.
9.5

There are no restrictions on the Company opting to tax or making a real estate election and so from charging VAT on any payment made by the tenant, licensee or occupier under any lease, tenancy, licence or agreement to which any of the Property is subject.

9.6

The Company is not bound and has not agreed to become bound by any contract, lease or licence under the terms of which, or in respect of which, by virtue of section 89 VATA 1994 the Company is or could become liable to pay any increased consideration as a result of the making in the future of an option to tax or real estate election under paragraphs 2 or 21 (respectively) of schedule 10 VATA 1994.

9.7	All Intrastat returns and declarations that the Company is required by law to file with, or deliver to, any authority in any jurisdiction have been correctly made up and duly filed or delivered.
9.8

The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, promptly submitted accurate returns, and maintained full and accurate VAT records, invoices and other requisite documents. The Company has not been:

(a)	subject to any interest, forfeiture, surcharge or penalty;
(b)	given any notice under sections 59, 59A or 64 of VATA 1994;
(c)	given a warning within section 76(2) of VATA 1994; or
(d)	required to give security under paragraph 4 of Schedule 11 to VATA 1994.
9.9	In relation to the cross-border VAT changes which took effect from 1 January 2010 under the provisions of section 76 to 78 of and Schedule 36 to the Finance Act 2009:
(a)	the Company has a record of the VAT registration number of all EU business customers and has provided its own VAT registration number to all its suppliers who are resident in an EU Member State;
(b)	the accounting system of the Company produces promptly and accurately the information required for completion of the EC sales lists;
(c)	the Company does not supply or purchase cross-border services the VAT treatment of has been or will be affected by the changes in the place or time of supply rules; and
(d)

no repayments of VAT have been claimed by the Company in the 12 months ending on the date of this agreement from the tax authorities of any EU Member State other than the UK, and as at Completion, the Company will not have any outstanding entitlement to make such a claim.

10.	Chargeable Gains
10.1

Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or any Subsidiary for Tax purposes under:

(a)	section 179 of TCGA 1992;
(b)	sections 345 and 346 of CTA 2009;
(c)	sections 630-632 of CTA 2009;
(d)	section 780 or 785 of CTA 2009 (or under paragraph 58 or 60 of Schedule 29 to the Finance Act 2002); or
(e)	as a result of any other Event (as defined in the Tax Covenant) since the Accounts Date.
10.2	There has been no transaction to which any of the following provisions applies, or could apply, in respect of any asset held by the Company:
(a)	section 23 of TCGA 1992 (compensation and insurance monies);
(b)	section 135 and 136 of TCGA 1992 (reconstructions and amalgamations);
(c)	section 139 of TCGA 1992 (transfers of assets on reconstructions and amalgamations);
(d)	section 152-154 (inclusive) of TCGA 1992 (replacement of business assets);
(e)	sections 140A and 140C of TCGA 1992 (transfer of a trade);
(f)	section 165 of TCGA 1992 (gifts of business assets);
(g)	section 171-171(c) and 173 of TCGA 1992 (intra-group transfers);
(h)	section 247-248 of TCGA 1992 (compulsory acquisitions); and
(i)	section 242(2) of TCGA 1992 (small part disposals of land).
11.	Groups
11.1

The Company has no outstanding obligation to make or any entitlement to receive any payment to or from another company in respect of any amounts surrendered, or agreed to be surrendered, by way of group relief, either to or by the Company.

11.2

No liability to Tax (disregarding any statutory right to make any election, or to claim any allowance or relief) will or may arise to the Company or be increased as a result of or in consequence of the entry into this Agreement and/or the sale of the Company pursuant to this Agreement.

11.3	The Company is not a party to any group payment arrangement made under section 59F of the TMA 1970.
12.	Intangible Assets
12.1

The amounts at which intangible fixed assets (as defined in Part 8 CTA 2009) are included in the Accounts and/or the amounts of consideration given on the acquisition of any intangible assets by the Company since the Accounts Date are such that on the disposal of any intangible asset for a consideration equal to such amount (disregarding any statutory right to make any election or to claim any allowance or relief), no liability to Tax will arise.

12.2

All debits and credits in respect of the Company’s intangible fixed assets are brought into account by the Company as debits or credits (as the case may be) for the purpose of Part 8 to the CTA 2009 at the time and to the extent that such debits and credits are recognised in the statutory accounts of the Company.

13.	Loan Relationships and Derivative Contracts
13.1

All debits and credits in respect of the Company’s loan relationships or derivative contracts are brought into account by the Company as debits or credits for the purposes of Part 5 CTA 2009 (Loan Relationships) or Part 7 CTA 2009 (Derivative Contracts) as the case may be) at the time and to the extent that such debits and credits are recognised in the statutory accounts of the Company.

13.2

The carrying value of any loan relationship or derivative contract in the statutory accounts of the Company is equal to the face value of the debt or the amount or value of the consideration given for the acquisition of the rights under that loan relationship or contract.

14.	Stamp Taxes
14.1

All instruments executed by the Company which are subject to stamp duty or stamp duty land tax and by virtue of which the Company has any rights have been duly stamped and, where appropriate, stamped with the particulars delivered stamp by HM Revenue & Customs and the Company has not executed outside the United Kingdom any instrument relating to any property situated or to any matter or thing done, or to be done, in any part of the United Kingdom.

14.2	No relief from stamp duty or stamp duty land tax previously granted will or may be withdrawn on or in connection with the sale of the Company pursuant to this Agreement.
14.3

Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at the date of this agreement, and each document which the Company may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK

14.4	The Company has not:
(a)	entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease; or
(b)	entered into a land transaction where there will or may be an obligation in the future to make a further land transaction return; or
(c)	applied to defer payment of stamp duty land tax under section 90 Finance Act 2003.
15.	Inheritance Tax
15.1

Neither the assets nor the shares of the Company are or may be subject to any charge by virtue of section 237 IHTA 1984, no person has or may have the power under section 212 IHTA 1984 to raise inheritance tax by sale or mortgage of, or a terminable charge on, the Company’s assets or shares and the Company has not made any transfer of value to which Part IV IHTA 1984 might apply.

16.	Anti-avoidance
16.1	Neither the Company nor any connected company within the meaning of section 1122 CTA 2010 has carried out, been party to, or otherwise involved in any transaction:
(a)	which could give rise to a liability to Tax under any legislation introduced to counter tax avoidance;
(b)

where the sole or main purpose or one of the main purposes was the avoidance of Tax or the obtaining of a tax advantage, whether as part of a scheme, arrangement, series of transactions or otherwise; and/or

(c)

in relation to which the Company considered or was advised that there was a risk of a liability or increased liability to Tax in accordance with principles established in relation to tax avoidance in case law.

16.2

The Company has not been party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by the Company should or could be substituted for Tax purposes including, for the avoidance of doubt, any transaction to which Part 4 TIOPA 2010 does or might apply.

16.3	The Company has not been party to or otherwise involved in any transaction in respect of which disclosure has been made or is required pursuant to Part 7 Finance Act 2004 or Schedule 11A VATA 1994.
16.4

In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Company has entered with a party with which it was connected, the Company has full contemporaneous documentary evidence of the process used to establish that arm’s length terms applied.

17.	Loan Relationships
17.1

All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 302 of CTA 2009) are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

17.2

The Company is not, nor has it been in the seven years prior to the date of this agreement, party to a debtor relationship (within the meaning of section 302(6) of CTA 2009), to which Chapter 8 of Part 5 of CTA 2009 applies or may apply.

17.3

The Company is not party to a loan relationship made other than on arm’s length terms. There are no circumstances in which section 445 or 447 of CTA 2009 could apply to require an adjustment of debits and/or credits brought into account by the Company.

17.4	The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of section 442 of CTA 2009).
18.	Other Taxes

The Company is not registered or required to register for insurance premium tax, landfill tax, climate change levy or aggregates levy.

Schedule 4 Tax Covenant

1.	Interpretation
1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

“Accounts Relief” means:

(a)	any Relief (including the right to a repayment of Tax) shown as an asset in the Completion Date Balance Sheet; and
(b)	any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Completion Date Balance Sheet.

“Buyer’s Relief” means:

(a)	any Accounts Relief;
(b)	any Relief which arises in connection with any Event occurring after Completion; and
(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company.

“Buyer’s Tax Group” means the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

“Dispute” means any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

“Event” includes (without limitation) the expiry of a period of time, the Company  becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

“Group Relief” means any or all of the following:

(a)	relief surrendered or claimed under Part 5 of the CTA 2010 (Chapter IV of Part X of ICTA 1988);
(b)	advance corporation tax capable of being surrendered or claimed under regulation 13 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358);
(c)	a Tax refund capable of being surrendered or claimed under section 963 of the CTA 2010 (section 102 of the Finance Act 1989);
(d)

the notional transfer of an asset or reallocation of a gain or loss under sections 171A or 179A of TCGA 1992 and the notional reallocation of a gain under section 792 of the CTA 2009 (paragraph 66 of Schedule 29 to the Finance Act 2002 for accounting periods ending before 1 April 2009); and

(e)	any other Relief available between members of a group for Tax purposes.

“HMRC” means HM Revenue & Customs.

“ICTA 1988” means the Income and Corporation Taxes Act 1988.

“Liability for Taxation” means:

(a)

any liability of the Company to make a payment of Tax, whether or not the same is primarily payable by the Company and whether or not the Company  has or may have any right of reimbursement against any other person or persons, in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

(b)

the Loss, otherwise than by use of setting off, of any Accounts Relief in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief or where the Relief is the right to repayment of Tax, the amount of the repayment; and

(c)

the use or setting off of any Buyer’s Relief in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Taxation shall be the amount of Tax for which the Seller would have been liable but for such set off or utilisation.

“Loss” means any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

“Overprovisions” means the amount by which any provision for tax (other than deferred tax) in the Completion Date Balance Sheet is overstated, except where that overstatement arises due to:

(a)	a change in law;
(b)	a change in the accounting bases on which the Company values its assets;
(c)	a voluntary act or omission of the Buyer of any employee or officer of the Buyer or any member of the Buyer’s Tax Group, that, in each case, occurs after Completion.

“Relief” includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

“Saving” means the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Seller would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Seller has made a payment under paragraph 2 of this Tax Covenant or from the circumstances giving rise to such payment.

“Seller’s Group” means the Seller and any other company or companies (other than the Company) that are (or become) after Completion, or have in the seven years ending at Completion been members of the same group, or otherwise connected or associated in any way with the Seller for Tax purposes.

“Seller’s VAT Group” means the VAT Group, within the meaning of sections 43A to 43C of the VATA 1994, of which a member of the Seller’s Group is the representative member.

“Tax or Taxation” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, employer’s and employee’s National Insurance contributions in the UK and corresponding obligations elsewhere) but excluding rates and business rates and any penalty, fine, surcharge and interest, relating thereto (including interest and penalties arising from the failure of the Company to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion).

“Tax Claim” means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Buyer, the Company is or may be subject to a Liability for Taxation or other liability in respect of which the Seller is or may be liable under this Tax Covenant.

“Taxation Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

“Taxation Statute” means any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2

References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received. References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.3	Any reference to something occurring in the ordinary course of business shall not include:
(a)

anything that involves, or leads directly or indirectly to, any liability of the Company  to Tax that is, or but for an election would have been, the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group);

(b)

anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms;

(c)

anything that relates to or involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any connected-party or intra-group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)

anything which relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages partly or wholly for the purpose of avoiding or reducing or deferring a Liability for Taxation;

(e)

anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f)	anything that involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes;
(g)

any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation or subordinate legislation (including regulations) and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax; or

(h)	any de-grouping charges arising or triggered as a result of Completion.
1.4

Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.5

Any stamp duty which is charged on any document, or in the case of a document which is outside the UK, any stamp duty which would be charged on the document if it were brought into the UK, which is necessary to establish the title of the Company  to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Company  to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

1.6

References to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax).

1.7

It is anticipated by the Buyer that the accounting reference date of the Company will be changed so as to coincide with Completion but in the event that this does not take place it shall be assumed for the purposes of determining whether a Liability for Taxation or any Relief arises on, before or after Completion, that the date of Completion is the end of an accounting period for the purposes of section 10 CTA 2009.

2.	Covenant
2.1	The Seller covenants with the Buyer that, subject to the provisions of this Tax Covenant, the Seller shall pay to the Buyer an amount equal to any:
(a)

Liability for Taxation resulting from or by reference to Completion or any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion, whether or not such liability has been discharged on or before Completion;

(b)

Liability for Taxation, including liability for payments in respect of Taxation, which arises solely as a result of the relationship for Tax purposes of the Company  with any person other than a member of the Buyer’s Tax Group, whensoever arising;

(c)

Liability for Taxation which arises at any time (being a liability for the Company to account for income tax or National Insurance contributions) in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

(d)

Liability for Taxation that arises at any time under Part 7A of ITEPA 2003 including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Seller or an associate of the Seller;

(e)

liability of the Company to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than a member of the Buyer’s Tax Group) in respect of Group Relief under any arrangement or agreement entered into by the Company on or before Completion save to the extent that the payment or repayment is reflected in the Completion Date Balance Sheet;

(f)

loss, in whole or in part, of the right of the Company to receive any payment (other than from a member of the Buyer’s Tax Group) for Group Relief under any arrangement or agreement entered into on or before Completion where the payment was taken into account in the Completion Date Balance Sheet;

(g)	Liability for Taxation being a liability for inheritance tax which:
(i)

is a liability of the Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring);

(ii)	has given rise at Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or assets of the Company; or
(iii)

gives rise after Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

(h)

reasonable costs and expenses (including legal costs) properly and reasonably incurred by the Buyer or the Company in connection with any Liability for Taxation or other liability in respect of which the Seller is liable under this Schedule, any Tax Claim or in successfully taking or defending any action under this Tax Covenant.

2.2

For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Company arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 2.
3.	Payment Date and Interest
3.1	Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:
(a)

in the case of a Liability for Taxation that involves an actual payment of or in respect of Tax, the later of two Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Seller requesting payment;

(b)

in the case of the loss of a right to repayment of Tax or a liability under paragraph 2.1(e), paragraph 2.1(f) or paragraph 2.1(g) seven Business Days following the date on which the Buyer serves notice on the Seller requesting payment;

(c)

in a case that involves the loss of a Relief (other than a right to repayment of Tax), the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of:

(i)	the period in which the Loss of the Relief gives rise to an actual liability to pay tax; or
(ii)	the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or
(d)

in a case that falls within paragraph (c) of the definition of Liability for Taxation, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority.

3.2	If the Liability for Tax is a liability to corporation tax payable by instalments under the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175):
(a)

the notice served by the Buyer on the Seller under paragraph 3.1 shall state the amount of the liability due for payment on each instalment date for the accounting period in which the Liability for Tax arises; and

(b)	the due dates for payment of the Tax in paragraph 3.1(a) to paragraph 3.1(d) shall be the due dates for payment of each of the instalments.
3.3

If any sums required to be paid by the Seller under this Tax Covenant are not paid on the date specified in paragraph 3.1, then, except to the extent that the Seller’s liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 4% per annum over the base rate from time to time of Lloyds Bank plc  or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the due date up to and including the day of actual payment of such sums, such interest to be compounded quarterly

4.	Exclusions
4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Taxation to the extent that:
(a)	provision or reserve (other than a provision for deferred tax) in respect of the liability is made or reflected in the Completion Date Balance Sheet;
(b)	such Liability for Taxation was discharged on or before Completion and the discharge of such Liability for Taxation was reflected in the Completion Date Balance Sheet;
(c)	it arises as a result of a transaction in the ordinary course of business of the Company between the Accounts Date and Completion and is not an interest or penalty;
(d)

it arises or is increased as a result only of any change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part);

(e)

it would not have arisen but for a change in accounting policies (including a change in accounting reference date) or accounting bases on which the Company values its assets (other than a chance made to comply with UK GAAP) after Completion;

(f)	the Buyer is compensated for any such matter under any other provision of this agreement;
(g)

a Relief other than a Buyer’s Relief is available to the Company to reduce or eliminate the liability in question or would have been so available had it not been utilised by the Company or the Buyer after Completion in relation to a liability for which the Seller would not be liable under paragraph 2;

(h)

it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer or any member of the Buyer’s Tax Group or any employee or officer of them outside the ordinary course of business after Completion and which the Buyer or the relevant party was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question (and for this purpose ceasing to trade or changing the nature of the trade at any time before January 2017 is a voluntary act which the Buyer is aware could give rise to a Liability for Taxation); or

(i)	the liability in question is interest and/or penalties which arise only because the Buyer has failed to comply with its obligations under paragraph 9; and
(j)	the liability in question arises or is increased by reason of or in consequence of:
(i)

any claim, disclaimer, election or surrender made or notice or consent given or any other thing done by the Buyer or any member of the Buyer’s Tax Group after Completion, including (without prejudice to the generality of the foregoing) any disclaimer of capital allowances, in circumstances where such claim, disclaimer, election, notice or consent was not taken into account in the preparation of the Completion Date Balance Sheet; or

(ii)

any failure by the Buyer or a member of the Buyer’s Tax Group after the date of this Schedule 4 to make any claim, disclaimer, election or surrender or give any notice or consent or do any other thing after Completion, the making, giving or doing of which was taken into account in the Completion Date Balance Sheet; or

(iii)	the amendment after Completion of any claim, disclaimer, election, surrender, notice or consent made or given on or before Completion;
(k)	the liability in question arises or is increased as a result of the failure of the Buyer to comply with the provisions of paragraphs 9 and 11 of this Schedule 4; or

(l)	the liability is a liability for interest or a penalty under the Corporation Tax (Instalment Payments) Regulation 1998 referable to any instalment payment due on or before Completion which:
(i)

would not have arisen but for the entering into of the Agreement or the income, profits or gains earned, accrued or received by the Company after Completion proving to be greater than the income, profits or gains expected to be earned, accrued or received by the Company after Completion; or

(ii)	is otherwise attributable to any delay or default on the part of the Buyer or the Company after Completion; or
(m)	the liability in question has been made good by insurers or otherwise compensated for without cost to the Buyer or the Company.
4.2

For the purposes of paragraph 4.1(h), an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion or for the purpose of avoiding or mitigating a penalty imposable by such legislation, or if carried out at the written request of the Seller shall not be regarded as a voluntary act.

5.	Limitations
5.1	The parties recognise that the provisions of clause 9.2 of this agreement govern the maximum liability of the Seller under the Tax Covenant and all Substantiated Claims.
5.2	The liability of the Seller under paragraph 2 will terminate on:
(a)

the twenty-second anniversary of Completion, in respect of any claim under paragraph 2 for a liability arising from a loss of tax brought about fraudulently or deliberately by the Company or any related person, including a liability arising from an arrangement caught by Part 7A of ITEPA 2003 or from a failure by the Company to comply with an obligation under section 309, 310 or 313 of the Finance Act 2004 to disclose information about a tax avoidance scheme to which it has been a party; or

(b)

the seventh anniversary of Completion, in any other case, except in respect of any claim under paragraph 2 of which notice in writing is given to the Seller before that relevant date containing, to the extent reasonably practicable, a description of such claim and the estimated total amount of the claim.

6.	Overprovisions and Savings
6.1

If, on or before the seventh anniversary of Completion, the Buyer believes that there is an Overprovision or a Saving, the Buyer shall notify the Seller and if the auditors for the time being of the Company determine (at the request and expense of the Seller) that there is an Overprovision or Saving, then:

(a)	the amount of any Overprovision or Saving shall first be set off against any payment then due from the Seller under this Tax Covenant;
(b)

to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of that excess; and

(c)

to the extent that the excess referred to in paragraph 6.1(b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments that become due from the Seller under this Tax Covenant.

6.2

After the Company’s auditors have made a determination under paragraph 6.1, the Seller or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 6.2, at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Seller as soon as reasonably practicable.

7.	Recovery from third parties
7.1

Where the Seller is or may be liable to pay an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer or the Company is or becomes entitled to recover from some other person (not being the Buyer, the Company or any other company within the Buyer’s Tax Group or any officer or employee of any of them and not pursuant to the terms of the OLR Share Purchase Agreement which shall be dealt with pursuant to clause 12), any amount in respect of such Liability for Taxation, the Buyer shall or procure that the Company shall:

(a)	notify the Seller of its entitlement as soon as reasonably practicable; and
(b)

if required by the Seller and, subject to the Buyer and the Company being indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action under this paragraph 7.1 (other than an action against:

(i)	a Taxation Authority; or
(ii)

a person who has given Tax advice to the Company on or before Completion), which, in the Buyer’s reasonable opinion, is likely to harm its or the Company’s  commercial or employment relationship (potential or actual) with that or any other person.

7.2	If the Buyer, or the Company recovers any amount referred to in paragraph 7.1 the Buyer shall account to the Seller for the lesser of:
(a)

any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (except to the extent that amount has already been made good by the Seller under paragraph 7.1(b)); and

(b)	any amount paid by the Seller under paragraph 2 in respect of the Liability for Taxation in question.
8.	Surrender of group relief or other election
8.1

Subject to, and in accordance with, the provisions of this paragraph 8, if any liability of the Seller under this Tax Covenant or for any claim under the Tax Warranties can be reduced or eliminated by:

(a)	the surrender of Group Relief by the Seller or any other company (other than a member of the Buyer’s Tax Group or a company connected with the Buyer), to the Company; or
(b)

the making of an election for any gain on the disposal or notional disposal of an asset by the Company to be treated as accruing to a member of the Seller’s Group, the Seller may make, or procure the making of, any surrender or election and the Buyer shall procure that the Company shall take any action that the Seller reasonably request on reasonable notice to ensure that the surrender or election is validly made.

8.2	The Company shall not be liable to give any consideration for any surrender of or election in relation to Group Relief under paragraph 8.1.
9.	Corporation tax returns
9.1

The Seller or its duly authorised agents shall, at the Company’s cost and expense, prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion and submit them to the Buyer.

9.2

The Buyer shall procure that the returns and computations referred to in paragraph 9.1 shall be authorised, signed and submitted to the relevant Tax Authority without amendment or with any amendments as the Buyer reasonably considers to be necessary and shall give the Seller or its agents all reasonable assistance (at the Seller’s cost and expense) to finalise those returns and computations, save where the return or computation is not full, true and accurate in all material respects.

9.3

The Seller or its duly authorised agent(s) shall, at the Company’s cost and expense, prepare all documents and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or before the Completion provided that the Seller shall not, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), transmit any communication (written or otherwise) to the relevant Tax Authority or agree any matter with the relevant Tax Authority.

9.4

The Buyer shall procure that the Company provide such access to the Company’s books, accounts and records as is necessary and reasonable to enable the Seller or its duly authorised agents to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Completion and conduct matters relating to them in accordance with this paragraph 9.

9.5

The Seller shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before the Completion are prepared and submitted to the relevant Tax Authority as soon as possible.

9.6	For the avoidance of doubt:
(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 10 shall take precedence over the provisions of this paragraph 9; and
(b)	the provisions of this paragraph 9 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.
10.	Conduct of Tax Claims
10.1

Subject to paragraph 10.2, if the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller as soon as is reasonably practicable, provided always that the giving of such notice shall not be a condition precedent to the Seller’s liability under this Tax Covenant.

10.2

If the Seller becomes aware of a Tax Claim, it shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of such notice, the Buyer shall be deemed to have given the Seller notice of the Tax Claim in accordance with the provisions of paragraph 10.1.

10.3

Subject to paragraph 10.4, provided the Seller Indemnifies the Buyer and the Company to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall (subject to, if the Buyer acting reasonably so elects and only in relation to an instruction appealing a Claim before any court or tribunal, the Seller producing a satisfactory opinion from a barrister of not less than 10 years standing that the matter in question has a better than even chance of success) take and shall procure that the Company shall take such action that the Seller may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HMRC review or compromise any Tax Claim.  The Seller shall be entitled to request that conduct is delegated to it or take action in the name of the Company.

10.4

Neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Seller written notice of such assessment, does not receive written instructions from the Seller in 20 Business Days to do so.

10.5	If:
(a)

the Seller does not request the Buyer to take any action under paragraph 10.3 or fails to indemnify the Buyer, or the Company to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Seller) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, requesting a review or compromising such Tax Claim, and which period shall not in any event exceed a period of 20 days; or

(b)

the Seller (or the Company before Completion) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Dispute, the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer or the Company may in its absolute discretion consider fit.

10.6

Where the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal (or, for appeals lodged before 1 April 2009, a determination by the Tax Chamber of the First-tier Tribunal or Higher Tribunal), the matter shall not be pursued unless the Seller has obtained the opinion of Tax counsel of at least ten years’ standing that there is a reasonable prospect that the appeal will succeed.

10.7

The Buyer shall provide and shall procure that the Company provides to the Seller and the Seller’s professional advisors reasonable access to premises and personnel, and to any relevant assets, documents and records in their power, possession or control to investigate the matter and enable the Seller to take any action referred to in this paragraph 10.7.

10.8

Neither the Buyer nor the Company shall be subject to any claim by or liability to the Seller for non-compliance with any of the foregoing provisions of this paragraph 10 if the Buyer or the Company has bona fide acted in accordance with the instructions of the Seller.

11.	Grossing up
11.1

All sums payable by the Seller to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.2

If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

11.3

If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 11.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

11.4	In the event that the Buyer assigns the benefit of this Agreement amounts payable under this paragraph shall be no greater than if no such assignment had not been made.
12.	Value added tax groups
12.1

The Seller will, on or before Completion, give notice to HMRC (copying the notice to the Buyer) that the Company will cease to be under its control with effect from Completion and will use its best endeavours to procure that the date on which the Company ceases to be a member of the Seller’s VAT Group, falls on Completion.

12.2

The Buyer will procure that the Company provides to the representative member of the Seller’s VAT Group all information relating to the Company required to prepare the VAT return of the Seller’s VAT Group for any period that the Company has been a member of that VAT Group at least ten Business Days before the last date for submission of that return.

12.3

The Buyer will procure that the Company contribute to the representative member of the Seller’s VAT Group that proportion of any VAT for which the representative member of the Seller’s VAT Group is accountable that is properly attributable to supplies, acquisitions and importations (“Supplies”) made before Completion by the Company (less any amount of deductible input tax that is attributable to those Supplies) and for which specific provision is made in the Completion Date Balance Sheet.

12.4

Any contribution made under paragraph 12.3 shall be made in cleared funds the later of ten Business Days after demand is made for it and ten Business Days before the day on which the representative member must account for that VAT to HMRC.

12.5

The Seller shall pay, or shall procure to be paid, to the Company an amount equivalent to the proportion of any repayment of VAT received by the representative member from HMRC or of any credit obtained by reference to an excess of deductible input tax over output tax that is attributable to Supplies made, or deemed to be made, by the Company while a member of the Seller’s VAT Group (ignoring, for this purpose, the deeming provisions in section 43(1) of VATA 1994) within ten Business Days of receipt by, or offset against a liability of, the representative member.

12.6

The Company shall make no contribution, under this paragraph 12, to the extent that it relates to an amount for which the Seller is liable to the Buyer under this agreement (disregarding any limitations on claims imposed under this agreement) or would have been so liable had the Company never been a member of the Seller’s VAT Group and had instead been separately registered for VAT.

12.7	The Seller shall procure that an amount equal to any payment made by the Buyer under this paragraph shall be promptly and duly accounted for to HMRC.
13.	Buyer’s covenants
13.1

Subject to paragraph 13.2 the Buyer covenants with the Seller to pay to the Seller an amount equal to any Liability for Tax of the Company (disregarding for these purposes any Relief of the Seller’s Group which is available to mitigate such Liability for Tax), which is assessed on the Seller or member of the Seller’s Group or any controlling director of a Seller as a result of the Company failing to pay any Tax for which it is primarily liable, including all costs and expenses incurred by the relevant person in connection therewith and any liability arising as a result of the failure of the Buyer or the Company to apply an amount paid by the Seller to the Buyer under this Schedule 4 or in satisfaction of a claim for breach of the Tax Warranties to discharge a liability to which the amount relates.

13.2

Paragraph 13.1 shall not apply in respect of any Tax which gives rise to a liability for the Sellers to make a payment to the Buyer under this Schedule 4 or the Agreement and which has not yet been paid.

13.3

Any payment which the Buyer is obliged to make pursuant to paragraph 13.1 shall be made on or before the date which is five Business Days before the Seller is obliged to pay the Tax in question in order to avoid interest or penalties and any payment not made on or before the due date for payment pursuant to this paragraph shall carry interest at the rate of 4% above the base rate of Lloyds Bank plc from the due date until payment.

13.4

If any payment received by the Seller under this paragraph is subject to Tax, the Buyer shall pay to the Seller such additional amount (after taking into account any Tax payable in respect of such additional amount) as will ensure that the Seller receive and retain a net amount equal to the full amount which they would have received and retained had the payment not been subject to tax and in applying this paragraph 13.4 no account shall be taken of the extent to which any Liability to Tax may be mitigated or offset by any Relief available to the Seller so that where any Relief is available the additional amount payable under this paragraph 13.4 shall be the amount which would have been payable in the absence of such Relief.

13.5	The Buyer agrees to procure that the Company will continue trading during the 30 days after Completion.
14.	General
14.1

All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the consideration for the Sale Shares.

14.2

The Buyer shall in its absolute discretion decide whether to make a claim under this Tax Covenant or the Tax Warranties or both but for the avoidance of doubt there shall be no double recover in respect of the same subject matter.

Schedule 5 Completion Date Balance Sheet Adjustments

[deleted]

Schedule 6 Adjusted EBITDA

[deleted]

Schedule 7 Intellectual Property Rights

Part 1. Registered Intellectual Property Rights

“Conexus” Trademark (no 2495984) filing date 22 August 2008

Domain name	Registered owner
cnxs.us	Seller
conexuslimited.com	Seller
conexushybris.com	Seller
conexus-commerce.com	Seller
conexuscommerce.com	Seller
conexus.co.uk	Company
conexuscommerce.co.uk	Company
olrconexus.com	Seller

Part 2. Material unregistered Intellectual Property Rights

“Keystone” unregistered trade mark owned by the Company.

Conexus project delivery process document – see documents 8.3 and 8.9 in the data room is owned by the Company.

Keystone methodology document – see document 5.1.5 in the data room is owned by the Company.

All Databases created by the Company that are held in the following software: Kimble (salesforce light) – SAAS; Microsoft NAV – Part of the Barker Tilly service; Glasscubes – online collaboration software; Atlassian – JIRA; Atlassian – Confluence; Atlassian Mercurial/Bitbucket; MySQL for development, Jenkins used in connection with the Business, are owned by the Company.

All material marketing materials, methodologies, know-how and technical designs and approach documents as may be employed by the Company to carry on its Business and market its services to prospective and existing clients.

All confidential information as may be used by the Business to implement its business plan and product/service roadmap.

All credentials, configuration data, licence and cryptographic keys, used in connection with the Business are owned by the Company apart from any of the foregoing owned or supplied by any third party including by Hybris/SAP.

All contract templates, template specifications, SOWs and internal policies and procedures which are material to the Company’s Business.

Conexus SCA Template – see document 5.16.2 in the data room is owned by the Company.

Conexus EWA Template – see document 5.16.1 in the data room is owned by the Company.

Conexus marketing presentation template – see document 10.1 in the data room is owned by the Company apart from any customer or supplier trade marks used.

Part 3. Third party licences, agreements, authorisations and permissions

Third party	Licensed rights
Hybris	Licence to use the software and documentation – see document 5.1.3 in the data room
Secure Trading	To use promotional documents or other branded materials – see document 5.1.17 in the data room
SAP Partner Edge	Trade mark licence for the use of the SAP logo and to resell SAP products – see documents 5.1.11 to 5.1.16 (inclusive) in the data room
Rackspace	Rackspace trade marks and associated materials – see document 5.1.10 in the data room
Ingenico	Licence to use the software related to the Ogone service – see document 5.1.4 in the data room
Cybersource	Licence to use Cybersource trade marks, service marks and marketing documentation – see document 5.1.2 in the data room

The list of software in Schedule 8 is owned by the relevant third party supplier and used by the Company under licence.

Part 4. Licenses and consents in favour of third parties

[deleted]

Part 5. Third Party Intellectual Property Rights

The Company uses some registered Intellectual Property Rights including registered trade marks owned by its customers and suppliers on marketing materials.

“Velocity” unregistered trade mark owned by the Seller and used by the Seller and the Company.

The list of software in Schedule 8 is owned by the relevant third party supplier and is used by the Company under licence.

Open source software – Open source helpdesk providing portal access for customers pursuant to the following terms at https://www.otrs.com/company/terms-of-use/.

Schedule 8 Particulars of IT System and IT Contracts

[deleted]

Schedule 9 The Property

Description of the Property	Parts of Ground Floor and First Floor Eastlands One, London Road, Basingstoke, Hampshire RG21 4BE
Description of Leases (lease, underlease, licence, date and parties)	Leases dated 23 January 2009 and 28 July 2014 in each case made between The Borough Council of Basingstoke and Deane (1) and Conexus Limited (2)
Owner	Basingstoke and Deane Borough Council
Registered/unregistered	Registered (2009 lease), Unregistered (2014 lease)
Title number (if registered)	HP714160
Contractual date of termination of lease	22 January 2019 (in respect of both Leases
Occupier	Conexus Limited
Current Use	Office accommodation within class B1(a) of the Schedule to the Town & Country Planning (Use Classes) Order 1987 as amended by the Use Classes (Amendment) Order 2005

Schedule 10 Buyer Warranties

1.	Organisation of the Buyer
1.1

The Buyer is a corporation duly organised, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now conducted by it.

1.2

The Buyer is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where such failures to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of the Buyer to enter into and perform its obligations under this agreement or the other documents referred to in it or consummate the transactions contemplated hereby or thereby.

2.	Due Authorisation
2.1

The execution, delivery and performance by the Buyer of this agreement and the other documents referred to in it and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of the Buyer and have been duly authorised by all necessary corporate action on the part of the Buyer.  This agreement has been duly and validly executed and delivered by the Buyer and, assuming due authorisation, execution and delivery of this agreement by the Seller, the Covenantor and the Guarantor, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by Applicable Law affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any proceedings seeking enforcement may be brought.  Each other document referred to in this agreement to which the Buyer is a party shall be duly and validly executed by the Buyer at or prior to the date hereof and, upon the execution and delivery thereof by the Buyer and the due authorisation and valid execution and delivery of such document by each other party thereto, shall constitute a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by Applicable Law affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any proceedings seeking enforcement may be brought.

3.	Governmental Authorisation
3.1

The execution, delivery and performance by the Buyer of this agreement and the other documents referred to in it to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity, other than any such action or filing as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of the Buyer to enter into and perform its obligations under this agreement or the other documents referred to in it or consummate the transactions contemplated hereby or thereby.

4.	Noncontravention
4.1

The execution, delivery and performance by the Buyer of this agreement and the other documents referred to in it to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) violate the certificate of incorporation or bylaws of the Buyer, (b) assuming compliance with the matters referred to in paragraph 3, violate any Applicable Law or (c) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which the Buyer is entitled under any provision of any contract binding upon the Buyer, except, in the case of sub-paragraph (b) and this paragraph (c), as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of the Buyer to enter into and perform its obligations under this agreement or the other documents referred to in it or consummate the transactions contemplated hereby or thereby.

5.	Financial Ability
5.1

The Buyer has access to sufficient cash to fund the consummation of the transactions contemplated by this agreement (including the payment of the Completion Cash Payment, as such amount is adjusted pursuant to the terms herein), perform its obligations under this agreement and satisfy all other costs and expenses arising in connection therewith.

6.	Litigation
6.1

There are no proceedings or investigations pending against or, so far as the Buyer is aware, threatened against, the Buyer, except for such proceedings as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of the Buyer to enter into and perform its obligations under this agreement or the other documents referred to in it or consummate the transactions contemplated hereby or thereby.

7.	Financial Statements
7.1

The Buyer’s audited consolidated financial statements for the fiscal year ended December 31, 2015 and unaudited consolidated interim financial statements for the three-month period ended 31 March, 2016 (including, in each case, any related notes and schedules thereto) (collectively, the “Buyer Financial Statements”) (i) have been prepared in accordance with US GAAP, consistently applied during the periods involved (except as otherwise stated in the footnotes related thereto or, in the case of interim financial statements, for normal year-end adjustments) and (ii) fairly present, on such bases, in all material respects the financial position of the Buyer for the time periods indicated.

8.	Buyer Stock
8.1	All Buyer Stock, when issued in accordance with this agreement, will be validly issued, fully paid, and non-assessable.
9.	Finders’ Fees
9.1

There is no investment banker, broker, finder or other intermediary which has been retained by or is authorised to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this agreement or the other documents referred to in it, except as shall be paid directly by the Buyer and for which the Seller has no liability.

10.	Purchase for Investment
10.1	The Buyer is purchasing the Sale Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

Schedule 11 Seller’s limitation of liability

1.	Insurance

The Seller shall not be liable in respect of a Claim where the Buyer or the Company recovers under a policy of insurance in respect of any matter or circumstance giving rise to the Claim. The Seller’s liability in respect of any such Claim shall be reduced by the amount so recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum), or extinguished if the amount so recovered exceeds the amount of the Claim.

2.	Change in law

The Seller shall not be liable in respect of any Claim to the extent that it arises, or its value is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this agreement.  The provisions of this paragraph shall not apply in respect of: (a) any primary legislation which has received Royal Assent before the date of this agreement, but which comes into force after Completion; or (b) any subordinate legislation of which a draft has been laid before the House of Commons before the date of this agreement.

3.	Voluntary acts
3.1

The Seller shall not be liable in respect of any Claim to the extent that the matter or circumstance giving rise to such Claim arises, occurs or is otherwise attributable to, or the Seller’s liability pursuant to such Claim is increased as a result of:

(a)

any voluntary act, omission, transaction or arrangement of the Buyer or the Company (or their respective directors, employees or agents) on or after Completion except where such act, transaction, omission or arrangement was:

(i)	carried out or effected pursuant to a legally binding obligation entered into on or before the date of this agreement; or
(ii)	in the ordinary course of business of the Company as carried on at Completion; or
(b)	any voluntary act, omission, transaction or arrangement carried out at the written request or with the written consent of the Buyer before Completion; or
(c)

any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company introduced or having effect after Completion (other than to the extent necessary to comply with the law or UK GAAP applying and in force on or prior to Completion).

3.2

The Seller shall not be liable in respect of any Claim to the extent that the liability pursuant to such Claim comprises penalties, charges or interest arising directly or indirectly from any act, omission, transaction or arrangement of the Buyer or the Company after Completion.

4.	Conduct of third party claims
4.1

The provision of this paragraph 4 shall apply in the event that any third party brings or makes (or threatens to bring or make) any claim, demand, action or proceedings against either of the Buyer or the Company which may reasonably be considered likely to give rise to a Claim (a “Third Party Claim”).

4.2	In the event of a Third Party Claim, the Buyer shall:
(a)	as soon as reasonably practicable, give written notice of the Third Party Claim to the Seller, specifying in reasonable detail the nature of the claim;
(b)	keep the Seller reasonably informed of the progress of the Third Party Claim and of any material developments in relation to the Third Party Claim;

(c)

if requested by the Seller, provide to the Seller (at the Seller’s expense) copies of any material correspondence or other documents relating to the Third Party Claim (subject to legal professional privilege and any obligations of confidence that are binding on the Buyer or any other member of its Group); and

(d)	use reasonable endeavours to consult with the Seller regarding the conduct of the Third Party Claim.
4.3

Subject to paragraph 4.4, the Buyer shall not (and shall procure that no other member of the Buyer’s Group shall) agree any compromise or settlement, or make any payment in relation to, a Third Party Claim without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed, provided that nothing in this paragraph shall prevent the Buyer from agreeing (or permitting to be agreed) any compromise or settlement, or from making any payment in respect of a Third Party Claim if the Buyer considers that a failure to do so would be prejudicial to its interests (or the interests of any other member of its Group), or would otherwise damage the goodwill of its business (or of any other member of its Group).

4.4

The provisions of paragraphs 4.1 and 4.2 shall not apply in relation to a Third Party Claim if and to the extent that it would render any policy of insurance maintained by or available to the Buyer or the Company (or any other member of the Buyer’s Group) void or voidable, or entitle the relevant insurer to repudiate or rescind any such policy in whole or in part, or in the event that a relevant insurer exercises its right to take over conduct of the Third Party Claim.

4.5	Any failure by the Buyer to comply with its obligations in paragraph 4.1 in relation to a Third Party Claim shall not relieve the Seller from, or reduce its liability in respect of, any related Claim.
5.	No Rescission

The Buyer agrees that rescission shall not be available as a remedy for any breach of this agreement and the Buyer shall not be entitled to rescind or terminate this agreement (in each case save in the event of fraud).

Executed (but not delivered until the date hereof) as a
deed by OLR (UK) LIMITED acting by a director, in the presence of:

Signature of witness
Name of witness
Address

Signed (but not delivered until the date hereof)
as a deed by KENNETH WILLIAM WEHR in the presence of:

Signature of witness
Name of witness
Address

Signed (but not delivered until the date hereof)

as a deed on behalf of PFSWEB INC, a company incorporated in the State of Delaware, by a person who, in accordance with the laws of that territory, is acting under the authority of the company, in the presence of:

Signature of witness
Name of witness
Address

Signed (but not delivered until the date hereof)

as a deed on behalf of OLR GROUP PTY LTD, a company incorporated in Australia, by two directors who, in accordance with the laws of that territory, are acting under the authority of the company, in the presence of:

Director
Director

Signature of witness
Name of witness
Address